Exhibit 10.2

Date: as of March 30, 2016

EAGLE SHIPPING LLC
as Borrower

THE COMPANIES
listed in Schedule 8
as Joint and Several Guarantors

THE INDIVIDUALS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders

– and –

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Agent and as Security Trustee

SECOND LIEN LOAN AGREEMENT

relating to a Senior Secured Second Lien Term Loan Facility

19.	APPLICATION OF EARNINGS	72

20.	EVENTS OF DEFAULT	73

21.	FEES AND EXPENSES	77

22.	INDEMNITIES	78

23.	NO SET‑OFF OR TAX DEDUCTION; tax indemnity; FATCA	80

24.	ILLEGALITY, ETC.	84

25.	INCREASED COSTS	84

26.	SET‑OFF	85

27.	TRANSFERS AND CHANGES IN LENDING OFFICES	86

28.	VARIATIONS AND WAIVERS	90

29.	NOTICES	91

30.	SUPPLEMENTAL	93

31.	THE SERVICING BANKS	93

32.	PARALLEL DEBT	98

33.	LAW AND JURISDICTION	98

34.	WAIVER OF JURY TRIAL	99

35.	PATRIOT ACT NOTICE	100

36.	BAIL-IN ACKNOWLEDGMENT	100

37.	RANKING OF LIENS AND COLLATERAL SHARING; INTERCREDITOR AGREEMENT	100

EXECUTION PAGE

SCHEDULE 1 LENDERS AND COMMITMENTS

SCHEDULE 2 CERTAIN EQUITY ISSUANCES

SCHEDULE 3 BORROWING REQUEST

SCHEDULE 4 CONDITION PRECEDENT DOCUMENTS

SCHEDULE 5 TRANSFER CERTIFICATE

SCHEDULE 6 INTENTIONALLY OMITTED

SCHEDULE 7 LIST OF APPROVED BROKERS

SCHEDULE 8 LIST OF SHIPS

SCHEDULE 9 ACCEPTABLE GROWTHCO MANAGEMENT AGREEMENT TERMS

SCHEDULE 10 POST-CLOSING REQUIREMENTS

APPENDIX A FORM OF CHARTER ASSIGNMENT

APPENDIX B FORM OF COMPLIANCE CERTIFICATE

APPENDIX C FORM OF ACCOUNT PLEDGE

APPENDIX D FORM OF EARNINGS ASSIGNMENT

APPENDIX E FORM OF GUARANTOR ACCESSION AGREEMENT

APPENDIX F FORM OF INSURANCE ASSIGNMENT

APPENDIX G FORM OF INTERCREDITOR AGREEMENT

APPENDIX H INTENTIONALLY OMITTED

APPENDIX I FORM OF MEMBERSHIP INTEREST PLEDGE

APPENDIX J FORM OF MORTGAGE

APPENDIX K FORM OF NOTE

APPENDIX L FORM OF MANAGEMENT AGREEMENT ASSIGNMENT

THIS SECOND LIEN LOAN AGREEMENT (this “Agreement”) is made as of March 30, 2016

AMONG

(1)

EAGLE SHIPPING LLC, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands whose principal office is at 300 First Stamford Place, Stamford, CT 06902, as borrower (the “Borrower”, which expression includes its successors, transferees and assigns);

(2)

THE COMPANIES listed in Schedule 8, each a limited liability company formed and existing under the laws of the Republic of the Marshall Islands, as joint and several guarantors (together with any other person that becomes a guarantor party hereto pursuant to a Guarantor Accession Agreement (as defined below), the “Guarantors”, and each separately a “Guarantor”, which expressions include their respective successors, transferees and assigns);

(3)	THE INDIVIDUALS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as lenders (the “Lenders”, which expression includes their respective successors, transferees and assigns);

(4)

WILMINGTON SAVINGS FUND SOCIETY, FSB, acting in such capacity through its office at 500 Delaware Avenue, 11th Floor, Wilmington, DE 19801, as agent for the Lenders (in such capacity, the “Agent”, which expression includes its successors, transferees and assigns); and

(5)

WILMINGTON SAVINGS FUND SOCIETY, FSB, acting in such capacity through its office at 500 Delaware Avenue, 11th Floor, Wilmington, DE 19801, as security trustee for the Lenders (in such capacity, the “Security Trustee”, which expression includes its successors, transferees and assigns).

BACKGROUND

(A)

The Lenders have agreed to make available to the Borrower a senior secured second lien term loan facility in the aggregate principal amount of $60,000,000, subject to the conditions of this Agreement, the proceeds of which shall be used by the Borrower solely to (i) pay three quarters of amortization payments under the First Lien Loan Agreement on the Closing Date in an amount not to exceed $11,718,750, (ii) pay down the outstanding balance of the Revolving Loans (as defined in the First Lien Loan Agreement) on the Closing Date in an amount not to exceed 33,000,000, (iii) maintain a minimum liquidity of $8,140,000 and (iv) increase the cash balance of the Borrower (to be deposited in an account subject to the security interest and control of the First Lien Lenders and the Lenders).

IT IS AGREED as follows:

1.     INTERPRETATION

1.1 Definitions. Subject to Clause 1.5, in this Agreement:

“Acceptable Accounting Firm” means Deloitte, PricewaterhouseCoopers, Ernst & Young, KPMG, or such other recognized accounting firm as the Agent shall, following the written direction of the Majority Lenders, approve from time to time in writing, such consent and approval not to be unreasonably withheld or delayed;

“Account Bank” means ABN AMRO Bank N.V., acting through its office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands;

“Account Pledge” means a pledge of any Earnings Account, the Borrower Earnings Account and the Liquidity Account, in the form set out in Appendix C;

“Adjusted Net Debt” means, as of any date of determination, an amount equal to the difference between (a) the outstanding principal amount of the Loan, minus, (b) the difference between (i) the sum of (A) cash and (B) Cash Equivalents, in each case, held by the Borrower on a freely available and unencumbered basis (other than Security Interests set forth in clauses (a), (b), (g) or (h) of the definition of “Permitted Security Interests”) subject to the perfected Security Interest of the Security Trustee, minus, (ii) fifty percent (50%) of the Minimum Liquidity required pursuant to Clause 12.4;

“Adjusted Net Debt for Asset Sales” means, as of any date of determination with respect to any sale of a Ship, an amount equal to Adjusted Net Debt (calculated on a pro forma basis for any repayment of the Loan from the proceeds of the sale of such Ship), plus, the Net Cash Proceeds of all sales of Ships received by the Borrower or any Guarantor during the 60 day period immediately prior to the date of such sale that were not used to prepay the Loan pursuant to Clause 8.5 or 8.9 of this Agreement;

“Affiliate” means, with respect to any person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise or, for the purposes of the definition of “Independent Director” only, “control” shall mean, in addition the power to vote 10% or more of the Voting Stock of such person; “controlling” and “controlled” have meanings correlative thereto;

“Agreed Form” means in relation to any document, that document in the form approved by the Agent following the written direction of the Majority Lenders (such consent and approval not to be unreasonably withheld or delayed), or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to any Security Party from time to time concerning or relating to bribery or corruption, including, without limitation, the FCPA;

“Approved Broker” means any of the companies listed on Schedule 7 or such other company proposed by the Borrower which the Agent shall, following the written direction of the Majority Lenders (such consent not to be unreasonably withheld or delayed), approve from time to time for the purpose of valuing a Ship, who shall act as an expert and not as arbitrator and whose valuation shall be conclusive and binding on all parties to this Agreement;

“Approved Flag” means the flag of the Marshall Islands, Liberia or Panama or such other flag as the Agent shall, following the written direction of every Lender, approve from time to time in writing as the flag on which a Ship shall be registered;

“Approved Management Agreement” means, in relation to a Ship in respect of its commercial and/or technical management, a management agreement between the Borrower or the Guarantor that owns that Ship and the relevant Approved Manager in Agreed Form;

“Approved Manager” means, in relation to the commercial management of each Ship, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices at 300 First Stamford Place, Stamford CT 06902 USA, and, in relation to the technical management of each Ship, Eagle Ship Management LLC, a Marshall Islands company with offices at 300 First Stamford Place, Stamford CT 06902 USA, V.Ships USA LLC, a Florida limited liability company with offices at 1850 Southeast 17th Street, Fort Lauderdale, Florida 33316 USA or V Ships Management Limited, an Isle of Man company with offices at Sovereign House, Station Road, St Johns, Isle of Man IM4 3AJ, British Isles or, in either case, any of their respective Affiliates or any other company proposed by the Borrower which the Agent shall, following the written direction of the Majority Lenders (such consent not to be unreasonably withheld or delayed), approve from time to time as the technical and/or commercial manager of a Ship, such approval to be given within 5 Business Days, failure to provide such approval or to withhold such consent within such 5 Business Day period shall be deemed evidence of such approval;

“Approved Non-Borrower Affiliate Transaction” means a sub-contract of a cargo charter from a Guarantor to a Non-Borrower Affiliate; provided, that (a) such sub-contract contains terms and conditions substantially as favorable to such Guarantor as would be obtainable by it at the time in a comparable arm’s-length transaction with a person other than an Affiliate, (b) in the event that such charter is for specific cargo fixed on a named Ship of a Guarantor, a charter opportunity is available that is more profitable for such Ship and (c) in the event that such charter is for cargo booked on a to be nominated basis as part of the Guarantors’ portfolio, such sub-contract with a Non-Borrower Affiliate has been concluded on market terms and conditions, taken as a whole, and is beneficial or neutral to the Borrower and the Guarantors, in each case under this clause (c) as determined by the Borrower in its commercially reasonable judgment at the time such parties enter into such transaction;

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution;

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule;

“Bank Secrecy Act” means the United States Bank Secrecy Act of 1970, as amended;

“Base Rate” means, on any date, a variable rate of interest per annum equal to the higher of (a) the rate last quoted by the Wall Street Journal as the “Prime Rate” in the United States and (b) the most recently available LIBOR for an Interest Period of one month plus 1.00%; and each change in any interest rate provided for in this Agreement based upon the Base Rate shall take effect at the time of such change in the Base Rate.

“Basel III” means any of the changes designed to strengthen any capital standards or introduce minimum liquidity or other requirements referenced in the publication of the Groups of Governors and Heads of Supervision of the Basel Committee on Banking Supervision (the “Basel Committee”) dated 16 December, 2010, or any subsequent paper or document published by the Basel Committee on any of those requirements;

“Board of Directors” means, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the sole member, the sole manager or the board of managers of such person, (iii) in the case of any partnership, the general partner of or the board of directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower Earnings Account” means, in relation to the Ships, an account in the name of the Borrower with the Account Bank designated “Eagle Shipping – Borrower Earnings Account”;

“Borrowing Request” means a request in substantially the form set out in Schedule 3;

“Business Day” means any day that is not a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed;

“Capitalized Lease” means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person, as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person; and “Capitalized Lease Obligation” is defined to mean the rental obligations, as aforesaid, under a Capitalized Lease;

“Cash Equivalents” means:

(a)     securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(b)     time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000;

(c)     commercial paper issued by any issuer rate at least A-1 by S&P or at least P-1 by Moody’s (or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally), and in each case maturing not more than one year after the date of acquisition by such person;

(d)     investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above; and

(e)     such other securities or instruments as the Lenders shall agree in writing; and in respect of both (a) and (b) above, with a Rating Category of at least “BBB+” or “BBB” by S&P and “Baa1” or “Baa2” by Moody’s (or the equivalent used by another Rating Agency), and in each case having maturities of not more than ninety (90) days from the date of acquisition;

“Casualty Event” means any involuntary loss of title to, damage to or any destruction of, or any condemnation or other taking (including by any governmental authority) of, any property of any Security Party, including, without limitation, pursuant to any Total Loss;

“Change of Control” means:

(a)     in respect of the Guarantors, the occurrence of any act, event or circumstance that without prior written consent of the Majority Lenders results in the Borrower owning directly or indirectly less than 100% of the issued and outstanding Equity Interests in a Guarantor;

(b)     in respect of the Borrower, the occurrence of any act, event or circumstance that without prior written consent of the Majority Lenders results in the Parent owning directly or indirectly less than 100% of the issued and outstanding Equity Interests in the Borrower; and

(c)     in respect of the Parent:

(i)     a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than holders of more than 35% but less than or equal to 45% of the Parent’s Equity Interests as of the Original First Lien Effective Date, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act and including by reason of any change in the ultimate “beneficial ownership” of the Equity Interests of the Parent) of more than 35% of the total voting power of the Voting Stock of the Parent (calculated on a fully diluted basis);

(ii)     any person, other than holders of more than 35% but less than or equal to 45% of the Parent’s Equity Interests as of the Original First Lien Effective Date, obtains the power (whether or not exercised) to elect a majority of the Board of Directors; or

(iii)     the occurrence of Independent Directors ceasing to comprise at least a majority of the Board of Directors of the Parent; provided, that such occurrence shall not constitute a Change of Control for a period of forty-five days to the extent that it resulted solely from either of (A) the resignation of an Independent Director due to circumstances that would not allow for sufficient notice to be given for such Independent Director to be replaced with another Independent Director or (B) the death or incapacitation of an Independent Director;

“Charter” means, in relation to a Ship, an Internal Charter of that Ship, or any bareboat, time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 18 months, in each case in Agreed Form;

“Charter Assignment” means, in relation to a Ship, an assignment of the Charter for such Ship, in the form set out in Appendix A;

“Classification Society” means, in relation to a Ship, American Bureau of Shipping, Lloyd’s Register of Shipping or Nippon Kaiji Kyokai or such other first-class vessel classification society that is a member of IACS that the Agent shall, following the written direction of the Majority Lenders (such consent not to be unreasonably withheld), approve from time to time;

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;

“Collateral” means all property (including, without limitation, any proceeds thereof) referred to in the Finance Documents that is or is intended to be subject to any Security Interest in favor of the Security Trustee, for the benefit of the Lenders, securing the Secured Liabilities;

“Commission” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act;

“Commitment” means, in relation to a Lender, the amount set forth opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute;

“Compliance Certificate” means a certificate executed by an authorized person of the Borrower in the form set out in Appendix B;

“Consolidated EBITDA” means, for any accounting period, the consolidated net income of the Borrower and all of its subsidiaries for that accounting period:

(a)     plus, to the extent deducted in computing the net income of the Borrower for that accounting period, the sum, without duplication, of:

(i)     all federal, state, local and foreign income taxes and tax distributions;

(ii)     Consolidated Interest Expense;

(iii)     extraordinary and unusual items;

(iv)     depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortization of debt discounts) and any extraordinary losses not incurred in the ordinary course of business;

(v)     expenses incurred in connection with a special or intermediate survey of a Ship during such period;

(vi)     any drydocking expenses;

(vii)     restructuring expenses;

(viii)     non-cash management and board of directors incentive compensation expenses; and

(ix)     any write-off for financing costs;

(b)     minus, to the extent added in computing the consolidated net income of the Borrower for that accounting period, (i) any non-cash income or non-cash gains and (ii) any extraordinary gains on asset sales not incurred in the ordinary course of business;

“Consolidated Interest Expense” means, in relation to any relevant accounting period, the aggregate of (i) all interest, commissions, discounts and other costs, charges or expenses, (ii) any net amounts payable under interest rate hedging agreements and (iii) the amortization of deferred financing costs (including fees payable to the Creditor Parties hereunder) due from the Borrower and all of its subsidiaries or otherwise accrued during the relevant accounting period, determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Borrower;

“Contractual Currency” has the meaning given in Clause 22.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender under this Agreement on the date of determination;

“Corresponding Debt” has the meaning given in Clause 32;

“Creditor Party” means the Agent, the Security Trustee and any Lender, whether as at the date of this Agreement or at any later time;

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect a person or any of its subsidiaries against fluctuations in currency values to or under which such person or any of its subsidiaries is a party or a beneficiary on the date of this Agreement or becomes a party or a beneficiary thereafter;

“Discharge of First Lien Obligations” has the meaning given thereto in the Intercreditor Agreement.

“Disclosed Proceedings” means any proceedings or investigations directly with respect to the matters described under the Section “Legal Contingencies” in the Borrower’s Form 10-Q filed with the United States Securities and Exchange Commission for the quarterly period ended September 30, 2015;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Guarantor owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)     except to the extent that they fall within paragraph (b):

(i)     all freight, hire and passage moneys;

(ii)     compensation payable to the Guarantor owning that Ship or the Security Trustee in the event of requisition of that Ship for hire;

(iii)     remuneration for salvage and towage services;

(iv)     demurrage and detention moneys;

(v)     damages for breach (or payments for variation or termination) of any charter party or other contract for the employment of that Ship; and

(vi)     all moneys which are at any time payable under Insurances in respect of loss of hire; and

(b)     if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means, in relation to a Ship, an account in the name of the Guarantor owning that Ship with the Account Bank designated “Eagle Bulk – [Ship Name] Earnings Account”;

“Earnings Assignment” means, in relation to a Ship, an assignment of the Earnings and any Requisition Compensation of that Ship, in the form set out in Appendix D;

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway;

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution;

“Effective Date” means the date on which the conditions precedent set forth in Clause 9.1 shall have been satisfied or waived;

“Email” has the meaning given in Clause 29.1;

“Environmental Claim” means:

(a)     any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)     any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and “claim” means a claim for damages, compensation, indemnification, contribution, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)     any release of Environmentally Sensitive Material from a Ship; or

(b)     any incident in which Environmentally Sensitive Material is released and which involves a collision or allision between a Ship and another vessel or object, or some other incident of navigation or operation, in any case, in connection with which such Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or such Ship and/or the Borrower and/or the Guarantor owning such Ship and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)     any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which such Ship is actually or potentially liable to be arrested and/or where the Borrower and/or the Guarantor owning such Ship and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material, to the extent applicable;

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Equity Interests” of any person means:

(a)     any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person; and

(b)     all rights to purchase, warrants or options or convertible debt (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder;

“ERISA Affiliate” means a trade or business (whether or not incorporated) that, together with the Borrower or any subsidiary of it, would be deemed to be a single employer under Section 414 of the Code;

“Estate” has the meaning assigned such term in Clause 31.1(b)(ii);

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time;

“Event of Default” means any of the events or circumstances described in Clause 20.1;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor act thereto, and (unless the context otherwise requires) includes the rules and regulations of the Commission promulgated thereunder;

“Executive Order” means an executive order issued by the President of the United States of America;

“Fair Market Value” means, in relation to a Ship, the market value of such Ship at any date that is shown by the average of two (2) valuations each prepared for and addressed to the Agent at the cost of the Borrower:

(a)     as at a date not more than 14 days prior to the date such valuation is delivered to the Agent;

(b)     by Approved Brokers selected by the Borrower;

(c)     on a “desk-top” basis without physical inspection of that Ship;

(d)     on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment (and with no value to be given to any pooling arrangements); and

(e)     after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale;

provided that (i) if a range of market values is provided in a particular appraisal, then the market value in such appraisal shall be deemed to be the mid-point within such range and (ii) as of the Effective Date, the Fair Market Value shall be the "Fair Market Value” as defined in, and determined in accordance with, the Existing Loan Agreement (as defined in the First Lien Loan Agreement);

“FATCA” means Sections 1471 through 1474 of the Code and any regulations thereunder issued by the United States Treasury, as of the date of this Agreement or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of, or legislation, regulations or guidance enacted in any jurisdiction which seeks to implement, the foregoing;

“FATCA Deduction” means a deduction or withholding from a payment under any Finance Document required by or under FATCA;

“FATCA Exempt Party” means a FATCA Relevant Party who is entitled under FATCA to receive payments free from any FATCA Deduction;

“FATCA Non-Exempt Party” means a FATCA Relevant Party who is not a FATCA Exempt Party;

“FATCA Non-Exempt Lender” means any Lender who is a FATCA Non-Exempt Party;

“FATCA Relevant Party” means each Creditor Party and each Security Party;

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §78 et seq., as it may be amended from time to time;

“Fee Letter” means the fee letter with respect to the administrative agency fees dated March 30, 2016 to the Borrower from the Agent, as amended, restated, supplemented or otherwise modified from time to time;

“Finance Documents” means:

(a)     this Agreement;

(b)     any Guarantor Accession Agreement;

(c)     the Charter Assignments;

(d)     the Account Pledges;

(e)     the Earnings Assignments;

(f)     the Fee Letter;

(g)     the Insurance Assignments;

(h)     the Intercreditor Agreement;

(i)     the Management Agreement Assignments;

(j)     the Membership Interest Pledge;

(k)     the Mortgages;

(l)     the Notes; and

(m)     any other document (whether creating a Security Interest or not) which is executed at any time by any person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, with respect to any person (the “debtor”) at any date of determination (without duplication):

(a)     all obligations of the debtor for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)     all obligations of the debtor evidenced by bonds, debentures, notes or other similar instruments;

(c)     all obligations of the debtor in respect of any acceptance credit, guarantee or letter of credit facility or equivalent made available to the debtor (including reimbursement obligations with respect thereto);

(d)     all obligations of the debtor to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services, except trade payables;

(e)     all Capitalized Lease Obligations of the debtor as lessee;

(f)     all Financial Indebtedness of persons other than the debtor secured by a Security Interest on any asset of the debtor, whether or not such Financial Indebtedness is assumed by the debtor, provided that the amount of such Financial Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Financial Indebtedness;

(g)     all Financial Indebtedness of persons other than the debtor under any guarantee, indemnity or similar obligation entered into by the debtor to the extent such Financial Indebtedness is guaranteed, indemnified, etc. by the debtor; and

(h)     to the extent not otherwise included in this definition, obligations of the debtor under Currency Agreements and Interest Rate Agreements or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount.

The amount of Financial Indebtedness of any debtor at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, as determined in conformity with GAAP, provided that (i) the amount outstanding at any time of any Financial Indebtedness issued with an original issue discount is the face amount of such Financial Indebtedness less the remaining unamortized portion of such original issue discount of such Financial Indebtedness at such time as determined in conformity with GAAP, and (ii) Financial Indebtedness shall not include any liability for taxes;

“First Lien Agent” means ABN AMRO Capital USA LLC, in its capacity as agent under the First Lien Loan Agreement, and any successor agent under the First Lien Loan Agreement;

“First Lien Lenders” means the lenders from time to time party to the First Lien Loan Agreement in such capacity;

“First Lien Loan” means the “Loan” as defined in the First Lien Loan Agreement;

“First Lien Loan Agreement” means that certain Amended and Restated First Lien Loan Agreement, dated as of the date hereof, by and among the Borrower, the Guarantors, the First Lien Lenders, the First Lien Agent and the First Lien Security Trustee, as the same may be amended, restated, amended and restated, refinanced, or otherwise modified from time to time;

“First Lien Secured Liabilities” means the “Secured Liabilities” as defined in the First Lien Loan Agreement.

“First Lien Security Interests” means Security Interests granted in favor of the First Lien Security Trustee for the benefit of the First Lien Lenders in connection with the First Lien Loan Agreement;

“First Lien Security Trustee” means ABN AMRO Capital USA LLC, in its capacity as security trustee under the First Lien Loan Agreement, and any successor security trustee under the First Lien Loan Agreement;

“Fiscal Year” means, in relation to any person, each period of one (1) year commencing on January 1 of each year and ending on December 31 of such year in respect of which its accounts are or ought to be prepared;

“Foreign Pension Plan” means any plan, fund (including without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its subsidiaries primarily for the benefit of its or their employees residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan, fund or program would be covered by Title IV of ERISA but which is not subject to ERISA by reason of Section (4)(b)(4) of ERISA;

“GAAP” means generally accepted accounting principles in the United States of America, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession;

“Growthco Management Agreement” means a management agreement with respect to services provided by the Borrower and its subsidiaries to any Non-Borrower Affiliates, which such management agreement (a) shall have economic terms at least as favorable to the Borrower as those set forth on Schedule 9 and shall otherwise be on market terms and conditions, taken as a whole, for substantially similar management services arrangements in the dry bulk shipping industry at the time such agreement is executed, as determined by the Borrower in its commercially reasonable judgment and (b) shall not be amended, supplemented or modified in any material respect adverse to the Creditor Parties without the prior written consent of the Majority Lenders;

“Guaranteed Obligations” has the meaning given in Clause 16.1;

“Guarantor Accession Agreement” means an agreement providing for the accession of a person to this Agreement as a Guarantor in the form set out in Appendix E hereto;

“IACS” means the International Association of Classification Societies;

“Independent Director” means, with respect to the Board of Directors of the Parent, a director that (a) is an “Independent Director” (as defined under NASDAQ Marketplace Rule 5605(a)(2), or any successor rule adopted by NASDAQ) of the Parent and (b) other than in his or her capacity as a member of such Board of Directors, or any committee of such Board of Directors, (i) has not received, accepted or otherwise become entitled to, directly or indirectly, any consulting, advisory, or other compensatory fee from the Parent or any subsidiary thereof and (ii) is not an Affiliate of, or employed by or a director, partner or member of an Affiliate of, the Parent or any subsidiary of the Parent;

“Insurances” means in relation to a Ship:

(a)     all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, the Earnings or otherwise in relation to that Ship whether before, on or after the date of this Agreement; and

(b)     all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Insurance Assignment” means, in relation to a Ship, an assignment of the Insurances, in the form set out in Appendix F;

“Intercreditor Agreement” means an intercreditor agreement by and among the Security Trustee, the First Lien Security Trustee and the Security Parties, substantially in the form set out in Appendix G;

“Interest Payment Date” means March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Interest Period” means a period determined in accordance with Clause 6;

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a person or any of its subsidiaries against fluctuations in interest rates to or under which such person or any of its subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary hereafter;

“Internal Charter” means, in relation to a Ship, any bareboat, time or consecutive voyage charter in respect of that Ship made between the Guarantor that owns that Ship and any Affiliate of the Borrower, in each case in Agreed Form;

“IRS” means the United States Internal Revenue Service or any successor taxing authority or agency of the United States government;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISM Code Documentation” includes, in respect of a Ship:

(a)     the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to that Ship within the periods specified by the ISM Code;

(b)     all other documents and data which are relevant to the safety management system and its implementation and verification which the Majority Lenders may require; and

(c)     any other documents which are prepared or which are otherwise relevant to establish and maintain that Ship’s compliance or the compliance of the Guarantor that owns that Ship or the relevant Approved Manager of such Ship with the ISM Code which the Majority Lenders may require;

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time;

“ISPS Code Documentation” includes:

(a)     the ISSC; and

(b)     all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Majority Lenders may require;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” under its name on Schedule 1 or in the relevant Transfer Certificate pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent;

“LIBOR” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)     the applicable Screen Rate as of 11:00 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period; or

(b)     if no Screen Rate is available for that period, then LIBOR is fixed by Clause 5.10 hereunder;

provided that, in no case shall LIBOR be less than 1.00%;

“Liquidity” means, at any time, the sum of (a) cash and (b) Cash Equivalents, in each case held by the Borrower on a freely available and unencumbered basis (other than Security Interests set forth in clauses (a), (b), (g) or (h) of the definition of “Permitted Security Interests”);

“Liquidity Account” means an account in the name of the Borrower with the Account Bank designated “Eagle Shipping - Liquidity Account”;

“Loan” has the meaning given in Clause 2.1;

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

“Majority Lenders” means Lenders, the sum of whose Contributions in respect of the Loan represent an amount of at least 50.1% of the Loan;

“Management Agreement Assignment” means, in relation to a Ship, an assignment of any Approved Management Agreement, in the form set out in Appendix L;

“Margin” means (i) for any Loan calculated at LIBOR, in relation to any relevant Interest Period, 14.00% per annum and (ii) for any Loan calculated at the Base Rate, 13.00%;

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the United States Federal Reserve System and any successor regulations thereto, as in effect from time to time;

“Material Adverse Effect” means a material adverse effect on the financial condition of the Borrower and its subsidiaries on a consolidated basis, which in the reasonable opinion of the Lenders acting in good faith, would materially prejudice the successful and timely performance of the material payment obligations under the Finance Documents;

“Maturity Date” means the earlier of (a) January 14, 2020 and (b) the date on which the Loan is accelerated pursuant to Clause 20.4;

“Membership Interest Pledge” means a pledge of the membership interests of a Guarantor, in the form set out in Appendix I;

“Minimum Liquidity” has the meaning given in Clause 12.4;

“Moody’s” means Moody’s Investor Service, Inc., a subsidiary of Moody’s Corporation, and its successors;

“Mortgage” means, in relation to a Ship, the first preferred Marshall Islands ship mortgage on that Ship, in the form set out in Appendix J, including any amendment thereto approved by the Majority Lenders in their reasonable discretion;

“Multiemployer Plan” means, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any subsidiary of it or any ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute;

“Net Cash Proceeds” shall mean:

(a) with respect to any sale, transfer or disposition of any asset (including, without limitation, any issuance or sale of Equity Interests or any sale or other disposition of any Ship), any cash proceeds for all such sales, transfers or dispositions, received by the Borrower or any Guarantor (including cash proceeds subsequently received (as and when received by the Borrower or any Guarantor) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ or bankers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale including any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations or purchase price adjustments associated with such asset sale or (y) any other liabilities retained by the Borrower or any Guarantor associated with the assets sold (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made within one hundred eighty (180) days of such asset sale with respect to unassumed liabilities relating to the properties sold (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within one hundred eighty (180) days of such asset sale, such cash proceeds shall constitute Net Cash Proceeds at the time of the expiration of such 180-day period); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any indebtedness which is secured by a lien on the assets sold (so long as such lien was permitted to encumber such assets under the Finance Documents at the time of such sale) and which is repaid with such proceeds (other than any such indebtedness assumed by the purchaser of such properties); and

(b) with respect to any Casualty Event, any cash insurance proceeds, condemnation awards, Requisition Compensation and other compensation received by the Borrower or any Guarantor in respect thereof, including but not limited to insurance proceeds, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including (i) any costs incurred in connection with the adjustment or settlement of any claims in respect thereof and (ii) costs incurred in connection with any sale of such assets, including amounts set forth in items (a)(i), (a)(ii), (a)(iii) and (a)(iv) above and income taxes payable as a result of any gain recognized in connection therewith);

“Non-Borrower Affiliate” means, collectively, the Parent and each subsidiary of the Parent other than the Borrower and each subsidiary of the Borrower.

“Non-indemnified Tax” means:

(a)     any tax imposed on or measured by the net income of a Creditor Party (however denominated), franchise taxes, and branch profits taxes in each case:

(i)     imposed as a result of such Creditor Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof); or

(ii)     that are Other Connection Taxes; or

(b)     any FATCA Deduction;

“Note” means a promissory note of the Borrower, payable to the order of the Agent, evidencing the aggregate indebtedness of the Borrower under this Agreement in respect of the Loan, in the form set out in Appendix K;

“Notifying Lender” has the meaning given in Clause 24.1 or Clause 25.1 as the context requires;

“Original First Lien Effective Date” means October 9, 2014;

“Other Connection Taxes” means, with respect to any Creditor Party, taxes imposed as a result of a present or former connection between such Creditor Party and the jurisdiction imposing such tax (other than connections arising from such Creditor Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any Loan or Finance Document);

“Parent” means Eagle Bulk Shipping, Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands;

“pari passu”, when used with respect to the ranking of any Financial Indebtedness of any person in relation to other Financial Indebtedness of such person, means that each such Financial Indebtedness:

(a)     either (i) is not subordinated in right of payment to any other Financial Indebtedness of such person or (ii) is subordinate in right of payment to the same Financial Indebtedness of such person as is the other and is so subordinate to the same extent; and

(b)     is not subordinate in right of payment to the other or to any Financial Indebtedness of such person as to which the other is not so subordinate;

“Parallel Debt” has the meaning specified in Clause 32;

“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199);

“Payment Currency” has the meaning given in Clause 22.4;

“Permitted Security Interests” means:

(a)     Security Interests created by the Finance Documents;

(b)     the First Lien Security Interests;

(c)     Security Interests for unpaid but not past due master’s and crew’s wages in accordance with usual maritime practice;

(d)     Security Interests for salvage;

(e)     Security Interests arising by operation of law for not more than two (2) months’ prepaid hire under any charter or other contract of employment in relation to a Ship not otherwise prohibited by this Agreement or any other Finance Document;

(f)     Security Interests for master’s disbursements incurred in the ordinary course of trading and any other Security Interests arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such Security Interests do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower or the Guarantor that owns such Ship in good faith by appropriate steps) and subject, in the case of Security Interests for repair or maintenance, to Clause 14.13(h);

(g)     any Security Interest created in favor of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower or the Guarantor that owns the relevant Ship is actively prosecuting or defending such proceedings or arbitration in good faith and such Security Interest does not (and is not likely to) result in any sale, forfeiture or loss of a Ship;

(h)     Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

(i)     any Security Interest arising by operation of law with respect to any charter or other contract of affreightment of a Ship, provided that such Security Interest is subordinated to the Security Interest of the Mortgage;

(j)     Security Interest in respect of claims, losses, damages or expenses fully covered by insurance, subject to applicable deductibles reasonably satisfactory to the Majority Lenders, or in respect of which a bond or other security has been posted by or on behalf of the relevant Guarantor as owner with the appropriate court or other tribunal to prevent the arrest or secure the release of a Ship from arrest; and

(k)     any Security Interest incurred on deposits made or cash collateral provided to secure Financial Indebtedness incurred pursuant to Clause 11.2(h)(i)(D); and

(l)     any Security Interest not covered by clauses (a) through (j) above and incurred in the ordinary course of business in connection with the operation of a Ship in an amount not to exceed $250,000 per Ship (such Security Interest not to remain outstanding for more than 60 days);

“Pertinent Document” means:

(a)     any Finance Document;

(b)     any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)     any other document contemplated by or referred to in any Finance Document; and

(d)     any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)     the jurisdiction under the laws of which the company is incorporated or formed;

(b)     a jurisdiction in which the company has the center of its main interests or in which the company’s central management and control is or has recently been exercised;

(c)     a jurisdiction in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(d)     a jurisdiction in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; or

(e)     a jurisdiction the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company whether as a main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (a) or (b) above;

“Pertinent Matter” means:

(a)     any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)     any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Plan” means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which the Borrower or any subsidiary of it or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Prohibited Person” means any person: (i) that is listed or designated by a Sanctions Authority as being the target of Sanctions (whether designated by name or by reason of being included in a class of persons) to the extent transactions with such person are prohibited by Sanctions, (ii) that is located in or incorporated under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions (as of the Effective Date, Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region), or (iii) any person in which a 50% or greater ownership interest is directly or indirectly held by, or that is directly or indirectly 50% or more controlled by, or acting on behalf of, one or more persons referred to in (i) or (ii) above, to the extent transactions with such person are prohibited by Sanctions;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is two (2) Business Days before the first day of that period;

“Register” has the meaning specified in Clause 27.8;

“Related Parties” has the meaning specified in Clause 31.2.

“Relevant Percentage” means, in relation to any Ship that is sold or becomes a Total Loss, a fraction (expressed as a percentage, rounded up to the nearest tenth of a percent) where (i) the numerator is the Fair Market Value of the relevant Ship, and (ii) the denominator is the sum of the Fair Market Value of the relevant Ship plus the Security Value of all other Ships, in each case determined in accordance with the definition of “Fair Market Value” on the basis of the most recent valuations delivered pursuant to the Existing Loan Agreement (as defined in the First Lien Loan Agreement) or Clause 11.1(h) of this Agreement;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Revolving Loan” means the “Revolving Loan” as defined in the First Lien Credit Agreement;

“Sanctions” means any economic sanctions laws, regulations and Executive Orders administered, enacted or enforced by the United States of America, France, Germany, the United Kingdom, the Council of the European Union, the United Nations or its Security Council (collectively, “Sanctions Authorities”), provided that such laws, regulations and Executive Orders shall be applicable only to the extent compliance with such laws and regulations would not violate the laws and regulations of the United States of America;

“Screen Rate” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other person that takes over the administration of such rate) for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent shall, at the direction of the Majority Lenders (in consultation with the Borrower) specify another page or service displaying the appropriate rate;

“Secured Liabilities” means all liabilities which the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)     a mortgage, encumbrance, charge (whether fixed or floating) or pledge, any maritime or other lien or privilege or any other security interest of any kind;

(b)     the security rights of a plaintiff under an action in rem; and

(c)     any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Borrower, the Guarantors and any other person (except a Creditor Party and an Approved Manager which is unaffiliated with the Borrower or the Guarantors) who, as a surety, guarantor, mortgagor, assignor or pledgor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a Finance Document;

“Security Period” means the period commencing on the date of this Agreement and ending on the date that:

(a)     all amounts which have become due for payment by the Borrower or any other Security Party under the Finance Documents have been paid;

(b)     no amount is owing or has accrued (without yet having become due for payment) under any Finance Document; and

(c)     neither the Borrower nor any other Security Party has any future or contingent liability under Clause 21, 22 or 23 or any other provision of this Agreement or another Finance Document;

“Security Value” means, in respect of any relevant date, the aggregate amount of the Fair Market Value of all Ships then subject to a Mortgage and which have not become the subject of a Total Loss on the basis of the most recent valuations delivered pursuant to the Existing Loan Agreement (as defined in the First Lien Loan Agreement) or Clause 11.1(h) of this Agreement, as the case may be;

“Servicing Bank” means the Agent or the Security Trustee;

“Ship” means any of the Ships listed in Schedule 8 owned by the relevant Guarantor and registered in its ownership under the Approved Flag;

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies Inc, and its successors;

“Stockholder Approval” means the vote of the holders of Parent Equity Interests approving (i) the issuance of the shares of common stock by Parent pursuant to Nasdaq Marketplace Rule 5635(d), so that Parent may issue additional shares of common stock to the Lenders in excess of the 19.9% of outstanding shares issued in accordance with paragraph 5 of Schedule 10 hereto, (ii) the increase of the number of shares of common stock authorized by Parent’s articles of incorporation and (iii) a reverse stock split.

“Total Loss” means in relation to a Ship:

(a)     actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)     any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to an extension), unless it is within one (1) month redelivered to the full control of the Guarantor owning that Ship; or

(c)     any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within one (1) month redelivered to the full control of the Guarantor owning that Ship;

“Total Loss Date” means in relation to a Ship:

(a)     in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)     in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)     the date on which a notice of abandonment is given to the insurers; and

(ii)     the date of any compromise, arrangement or agreement made by or on behalf of the Guarantor owning that Ship with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)     in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Majority Lenders that the event constituting the total loss occurred;

“Transfer Certificate” has the meaning given in Clause 27.2;

“Transferee Lender” has the meaning given in Clause 27.2;

“Transferor Lender” has the meaning given in Clause 27.2;

“Voting Stock” of any person as of any date means the Equity Interests of such person that are at the time entitled to vote in the election of some or all of the members of the Board of Directors of such person;

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2       Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 13, approved in writing by the Agent following the written direction of the Majority Lenders;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any corporation, limited liability company, partnership, joint venture, unincorporated association, joint stock company and trust;

“consent” includes an authorization, consent, approval, resolution, license, exemption, filing, registration, notarization and legalization;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, Email or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any statute, regulation or resolution of the United States of America, any state thereof, the Council of the European Union, the European Commission, the United Nations or its Security Council or any other Pertinent Jurisdiction;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Guarantor owning that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes natural persons; any company or other entity; any state, political sub-division of a state and local or municipal authority; and any international organization;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association that is a member of the International Group of P&I Clubs, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Time Clauses (Hulls)(1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental body, intergovernmental or supranational, agency, department or regulatory, self-regulatory or other authority or organization;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganization of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any country, any state, any political sub-division of a state or any local or municipal authority or any other governmental authority authorized to levy such tax (including any such imposed in connection with exchange controls), and any related penalties, interest or fines; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the Institute Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3       Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)     on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)     on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4       Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)     a majority of the issued Equity Interests in S (or a majority of the issued Equity Interests in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)     P has direct or indirect control over a majority of the voting rights attaching to the issued Equity Interests of S; or

(c)     P has the direct or indirect power to appoint or remove a majority of the directors (or equivalent) of S; or

(d)     P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P; and any company of which S is a subsidiary is a parent company of S.

1.5      General interpretation. In this Agreement:

(a)     references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)     references in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Agent approves or reasonably requires following the written direction of the Majority Lenders and which are acceptable to the Borrower;

(c)     references to, or to a provision of, any law or regulation include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)     words denoting the singular number shall include the plural and vice versa; and

(e)     Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6       Headings. In interpreting a Finance Document or any provision of a Finance Document, all clauses, sub-clauses and other headings in that and any other Finance Document shall be entirely disregarded.

1.7       Accounting terms. Unless otherwise specified herein, all accounting terms used in this Agreement and in the other Finance Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to any Creditor Party under this Agreement shall be prepared, in accordance with GAAP as from time to time in effect.

1.8       Inferences regarding materiality. To the extent that any representation, warranty, covenant or other undertaking of a Security Party in this Agreement or any other Finance Document is qualified by reference to those matters which are not reasonably expected to result in a “material adverse effect” or language of similar import, no inference shall be drawn therefrom that any Creditor Party has knowledge or approves of any noncompliance by such Security Party with any law or regulation.

1.9       Inconsistency between this Agreement and the other Finance Documents. In the event of any inconsistency between the terms of this Agreement and any of the other Finance Documents, the provisions of this Agreement shall prevail.

2.     FACILITY

2.1       Amount of facility. Subject to the terms and conditions hereof, on the Effective Date, each Lender severally agrees to make available to the Borrower a term loan in an amount equal to such Lender’s Commitment and in an aggregate principal amount of $60,000,000 (together with any Incremental Loans pursuant to Clause 2.4 below, and including any capitalized interest pursuant to Clause 5.2 below, the “Loan”).

2.2       Termination of Commitments. The Total Commitments shall be automatically reduced to zero on the Effective Date (after giving effect to the making of the Loan).

2.3       Purpose of the Loan. The Borrower undertakes with each Creditor Party to use the proceeds of the Loan only for the purposes stated in the Recitals of this Agreement.

2.4       Incremental Loan.

(a)     The Borrower shall have the right to propose that the Loan be increased by notice to the Agent specifying (i) the new or existing Lender (the “Incremental Lender”) that shall have agreed to make such additional loans (such loans, the “Incremental Loans”) and (ii) the date on which such loan is to be made (the “Incremental Loan Date”), which shall be a Business Day at least three (3) Business Days (or such lesser period as the Agent may reasonably agree) after delivery of such notice; provided that each Lender may determine in its sole discretion whether or not it chooses to participate in such increase; provided, further that (A) immediately after giving effect to such increase, the aggregate principal amount of the Loan (net of any capitalized interest) shall not exceed $61,206,226; (B) immediately prior to and after giving effect to such increase no Default or Event of Default shall have occurred and be continuing; (C) the representations and warranties contained in this Agreement and the other Finance Documents shall be true and correct in all material respects (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Incremental Loan Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and (D) at the time of such Incremental Loan, such Incremental Lender shall be a holder of Equity Interests of Parent and such Incremental Loan shall be made pro rata in accordance with such holdings as of the Effective Date such that, upon the effectiveness of the Incremental Loan, the Lenders hold not less than 90% of the outstanding Equity Interests of Parent on a pro rata basis.

(b) On the Incremental Loan Date, each new Incremental Lender shall become a Lender hereunder for all purposes, and the Loan shall be increased by the amount of the Incremental Loans made by such Incremental Lender; provided that (x) the Agent shall have received on or prior to 11:00 a.m. (New York City time) on such Incremental Loan Date a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Incremental Loans set forth in the foregoing paragraph have been satisfied, together with such amendments to the Mortgages reflecting the increase amount of the Loan, reaffirmation agreements, supplements and/or amendments or other documents as the Incremental Lenders or the Majority Lenders may reasonably require; and (y) each Incremental Lender shall have delivered to the Agent, on or prior to 11:00 a.m. (New York City time) on such Incremental Loan Date such documentation (including an amendment to this Agreement or any other Finance Document) as may be reasonably required by the Agent to evidence and effectuate such Incremental Loan.

3.      POSITION OF THE LENDERS

3.1     Interests several. The rights of the Lenders under this Agreement are several.

3.2     Individual right of action. Each Lender shall be entitled to sue for any amount which has become due and payable by a Security Party to it under this Agreement without joining the Agent, the Security Trustee or any other Lender as additional parties in the proceedings. A Lender bringing suit under this Clause 3.2 shall provide a copy of any complaint filed against a Security Party to the Agent.

3.3     Proceedings requiring Majority Lender consent. Except as provided in Clause 3.2, no Lender may commence proceedings against any Security Party in connection with a Finance Document without the prior written consent of the Majority Lenders. A copy of such written consent shall be provided to the Agent.

3.4     Obligations several. The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)     the obligations of the other Lenders being increased; nor

(b)     any Security Party or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document, and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

3.5     Replacement of a Lender.

(a)     If at any time:

(i)     any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)     the Borrower or any other Security Party becomes obliged in the absence of an Event of Default to repay any amount in accordance with Clause 24 or to pay additional amounts pursuant to Clause 23 or Clause 25 to any Lender in excess of amounts payable to other Lenders generally, then the Borrower may, on 15 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower with the prior written consent of the Agent and the Majority Lenders (other than the Lender the Borrower desires to replace) (such consent and approval not to be unreasonably withheld or delayed), which confirms the Replacement Lender’s willingness to assume and by its execution of a Transfer Certificate does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the Loan and all accrued interest and/or breakages costs and other amounts payable in relation thereto under the Finance Documents.

(b)     The replacement of a Lender pursuant to this Clause 3.5 shall be subject to the following conditions:

(i)     the Borrower shall have no right to replace the Agent or the Security Trustee;

(ii)     neither the Agent nor any Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)     in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date the Borrower notifies the Non-Consenting Lender and the Agent of its intent to replace the Non-Consenting Lender pursuant to Clause 3.5(a);

(iv)     in the case of any such replacement resulting from a requirement to pay additional amounts pursuant to Clause 23 or Clause 25, such replacement will result in a reduction of such additional amounts thereafter; and

(v)     in no event shall the Lender replaced under this Clause 3.5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)     For purposes of this Clause 3.5, in the event that:

(i)     the Borrower or the Agent has requested the Lenders to give a consent in relation to or to agree to a waiver or amendment of any provisions of the Finance Documents;

(ii)     the consent, waiver or amendment in question requires the approval of all Lenders; and

(iii)     Majority Lenders have consented to or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

4.      BORROWING REQUEST; Promissory notes

4.1     Borrowing Request. Subject to the following conditions, the Loan on the Effective Date shall be made upon the Borrower’s irrevocable notice to the Agent in the form of a completed Borrowing Request that is received by the Agent not later than 11:00 a.m. (New York City time) one (1) Business Day prior to the Effective Date (or such shorter period as may be agreed by the Agent in its sole discretion). The Agent shall be entitled to conclude that the conditions set forth in Clause 4.2 and the representations and warranties in the Borrowing Request have been satisfied upon the Borrower’s delivery of a completed Borrowing Request to Agent.

4.2     Borrowing Conditions. The conditions referred to in Clause 4.1 are that:

(a)     the Effective Date must be a Business Day;

(b)     the Loan shall be made available to the Borrower in one advance and shall be used for the purposes stated in Recital [A];

(c)     the Borrowing Request shall specify:

(i)     the requested date of the Loan (which shall be the Effective Date);

(ii)     the principal amount of the Loan to be borrowed (which aggregate principal amount shall be $60,000,000 on the Effective Date);

(iii)     the duration of the Interest Period with respect thereto; and

(iv)     the Borrower’s account to which such Loans should be transferred; and

(d)     the applicable conditions precedent stated in Clause 9 hereof shall have been satisfied or waived as provided therein.

4.3     Intentionally omitted.

4.4     Borrowing Request irrevocable. The Borrowing Request must be signed by an officer or a duly authorized attorney-in-fact of the Borrower and once served, the Borrowing Request cannot be revoked without the prior written consent of the Agent, acting at the direction of the Majority Lenders (such consent and direction not to be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Clause 4.4, the Borrowing Request cannot be revoked after all the Lenders have made available to the Agent for the account of the Borrower the amount due from the Lenders under Clause 2.1, as set forth under Clause 4.5.

4.5     Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, before 10:00 a.m. (New York City time) on and with value on the Effective Date, make available to the Agent for the account of the Borrower the amount due from that Lender under Clause 2.1.

4.6     Disbursement of the Loan. Subject to the provisions of this Agreement, the Agent shall on the Effective Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5 and that payment to the Borrower shall be made:

(a)     to the account which the Borrower specifies in the Borrowing Request; and

(b)     in the like funds as the Agent received the payments from the Lenders.

4.7     Disbursement of the Loan to third party. The payment by the Agent under Clause 4.6 to the account of a third party designated by the Borrower in the Borrowing Request shall constitute the making of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

4.8     Promissory notes.

(a)     The Borrower’s obligations to pay the principal of, and interest on, the Contribution of each Lender shall, if requested by such Lender, be evidenced by a Note duly executed and delivered by the Borrower.

(b)     Notwithstanding anything to the contrary contained above in this Clause 4.8 or elsewhere in this Agreement, a Note shall be delivered only to Lenders that at any time specifically request the delivery of such Note.

(c)     No failure of any Lender to request or obtain a Note evidencing its Contribution shall affect or in any manner impair the obligations of the Borrower to pay such Contribution (and all related obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Finance Documents.

(d)     At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any Contribution, the Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount, provided that, in the case of a substitute or replacement Note, the Borrower shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to the Borrower, and duly executed by such requesting Lender.

5.      INTEREST

5.1     Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of:

(a)     the Margin; plus

(b)     LIBOR for that Interest Period (or, in accordance with Section 5.8, the Base Rate).

5.2     Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan shall be due and payable in arrears by the Borrower on each Interest Payment Date and on the Maturity Date. Interest shall be payable by adding the amount thereof on each Interest Payment Date to increase the principal amount of the Loan then outstanding (and any interest so capitalized shall bear interest as provided in this Clause 5 and shall otherwise be treated as principal of the Loan for all purposes of the Finance Documents thereafter); provided, however, that notwithstanding the foregoing, all accrued and unpaid interest shall be payable in cash on the Maturity Date.

5.3     Intentionally omitted.

5.4     Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)     the rate of interest on the Loan in respect of an Interest Period; and

(b)     the duration of each Interest Period (as determined under Clause 6.2), as soon as reasonably practicable after each is determined.

5.5     Intentionally omitted.

5.6     Intentionally omitted.

5.7     Market disruption. Clauses 5.8 through 5.13 apply if:

(a)     no Screen Rate is available for an Interest Period; or

(b)     not later than 11:00 a.m. (New York City time) one (1) Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50% of the Loan notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for the Interest Period.

5.8     Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9     Intentionally omitted.

5.10     Alternative rate of interest. If the Agent’s notice under Clause 5.8 is served, then the Loan shall bear interest at a rate per annum equal to Base Rate plus the Margin as of the last day of the Interest Period and shall remain at Base Rate until the Agent (in the case of an event under Clause 5.7(b), acting at the written direction of Lenders having Contributions together amounting to more than 50% of the Loan) notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, at which point the Loan shall be converted to LIBOR with an Interest Period set in accordance with Clause 6.2.

5.11     Intentionally omitted.

5.12     Prepayment; termination of Commitments. A notice under Clause 5.11 shall be irrevocable; the Agent shall promptly notify the Lenders of the Borrower’s notice of intended prepayment and on the last Business Day of the Interest Period set by the Agent, the Borrower shall prepay (without premium or penalty but subject to any applicable prepayment fee under Clause 8.10(c)) the Loan together with accrued interest thereon at the applicable rate plus the Margin.

5.13     Application of prepayment. The provisions of Clause 8 shall apply in relation to a prepayment pursuant to Clause 5.12.

6.      INTEREST PERIODS

6.1     Commencement of Interest Periods. The first Interest Period applicable to the Loan shall commence on the Effective Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2     Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)     1, 3, or 6 months as notified by the Borrower to the Agent not later than 11:00 a.m. (New York City time) three (3) Business Days before the commencement of the Interest Period;

(b)     3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or

(c)     such other period as the Agent may, with the written consent of all the Lenders, agree with the Borrower.

6.3     Intentionally omitted.

6.4     Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than three (3) months, any Lender notifies the Agent by not later than 11:00 a.m. (New York City time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of three (3) months.

7.      DEFAULT INTEREST

7.1     Payment of default interest on overdue amounts. A Security Party shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by such Security Party under any Finance Document which the Agent, the Security Trustee or any other designated payee does not receive on or before the relevant date, that is:

(a)     the date on which the Finance Documents provide that such amount is due for payment; or

(b)     if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)     if such amount has become immediately due and payable under Clause 20.4, the date on which it became immediately due and payable.

7.2     Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date as set forth in Clause 7.1 until the date of actual payment at the rate per annum determined by the Agent to be 2.00 percent above:

(a)     in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)     in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3     Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)     the rate applicable to the overdue principal amount immediately prior to the relevant date set forth in Clause 7.1 (but only for any unexpired part of any then current Interest Period); and

(b)     4% plus, in respect of successive periods of any duration (including at call) LIBOR for an Interest Period of (3) months;

7.4     Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and each relevant Security Party of each interest rate used by the Agent under Clause 7.3 and of each period selected by the Majority Lenders for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that such Security Party is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5     Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on demand; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due. At any time prior to the occurrence of the Discharge of First Lien Obligations, all interest due under this Clause shall be payable by adding the amount thereof to increase the principal amount of the Loan then outstanding (and any interest so capitalized shall bear interest as otherwise provided hereunder and shall otherwise be treated as principal of the Loan for all purposes of the Finance Documents thereafter); provided however, that notwithstanding the foregoing, all accrued and unpaid interest shall be payable in cash on the Maturity Date.

7.6     Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8.      REPAYMENT AND PREPAYMENT

8.1     Repayment of the Loan. The Borrower shall repay the Loan by a payment in an amount equal to the aggregate principal of the Loan on the Maturity Date.

8.2     Intentionally omitted.

8.3     Intentionally omitted.

8.4     Maturity Date. On the Maturity Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.5     Voluntary prepayment or reduction of Commitments. Subject to the Intercreditor Agreement and the conditions in Clause 8.6, the Borrower may prepay the whole or any part of the Loan; provided that no such prepayments shall be made until a Discharge of the First Lien Obligations has occurred.

8.6     Conditions for voluntary prepayment. The conditions referred to in Clause 8.5 are that:

(a)     a partial prepayment shall be in the minimum principal amount of $5,000,000; and

(b)     the Agent has received from the Borrower at least 5 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made.

8.7     Effect of notice of prepayment or reduction of commitment. A prepayment or reduction of commitment notice may not be withdrawn or amended without the consent of the Agent, given following the written direction of the Majority Lenders (not to be unreasonably withheld or delayed), and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.8     Notification of notice of prepayment or reduction of commitment. The Agent shall notify the Lenders promptly upon receiving a prepayment or reduction of commitment notice.

8.9     Mandatory prepayment.

(a)     If a Ship becomes a Total Loss, the Borrower shall prepay an amount that is the higher of:

(i)     the Relevant Percentage of the Loan outstanding; and

(ii)     the amount required to ensure that the Borrower is in compliance with Clause 15.3 immediately after the Ship becomes a Total Loss.

(b)     If a Ship is sold prior to the earlier to occur of (x) December 31, 2018 and (y) the date upon which the Borrower and the Guarantors have received, in aggregate, $61,700,000 of Net Cash Proceeds from such sales (such date that is earlier to occur of (x) and (y), the “Reinstatement Date”):

(i)     the Borrower shall retain the first $1,700,000, in aggregate, of any Net Cash Proceeds of any sales; and

(ii)     the Borrower shall (A) prepay the Loan in an amount equal to fifty percent (50%) of the next $60,000,000, in aggregate, of any Net Cash Proceeds of any sales and (B) retain the remaining fifty percent (50%) of such $60,000,000, in aggregate, of any Net Cash Proceeds of any sales.

(c)     If a Ship is sold on or after the Reinstatement Date, the Borrower shall prepay an amount that is equal to the Relevant Percentage of the Loan outstanding.

(d)     Each prepayment pursuant to this Clause 8.9 shall be made:

(i)     in the case of a sale, on or before the date on which the sale is completed by delivery of the relevant Ship to the buyer; or

(ii)     in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

(e)     Notwithstanding the foregoing, the prepayments under this Section 8.9 shall not be applicable unless a Discharge of the First Lien Obligations has occurred as of the date such prepayment is required, and the amount of any such prepayment shall be deemed to be reduced by an amount equal to any amount paid to the First Lien Lenders on such date.

8.10     Amounts payable on prepayment. A voluntary prepayment under Clause 8.5 and a mandatory prepayment under Clause 8.9 shall be made together with:

(a)     accrued interest (and any other amount payable under Clause 22 or otherwise) in respect of the amount prepaid;

(b)     if the prepayment is not made on the last day of an Interest Period, any sums payable under Clause 22.1(b); and

(c)     in the case of a refinancing of the Loan prior to April 15, 2016 but after the Discharge of the First Lien Obligations, a prepayment fee of 1.00% of the amount of the Loan prepaid, except:

(i)     if all Lenders participate in such refinancing, no prepayment or cancellation fee shall be applicable; and

(ii)     if Lenders holding Contributions in respect of the Loan constituting in the aggregate 2/3 or more (but not all) of the Loan participate in such refinancing, then:

(A)     the prepayment fee of 1.00% shall be payable in respect of the prepaid amount of the Contributions in respect of the Loan of each Lender that does not participate in such refinancing, and

(B)     the prepayment fee shall be reduced from 1.00% to 0.50% of the prepaid amount of the Contributions in respect of the Loan of each Lender that does participate in such refinancing.

For purposes of this Clause 8.10(c), “participate in such refinancing” shall mean, in respect of a Lender, to commit to make advances to the Borrower in connection with such refinancing in an aggregate amount not less than such Lender’s Contributions in respect of the Loan. The parties hereto acknowledge and agree that the prepayment fee referred to in this Clause 8.10(c) (v) is additional consideration for providing the Loan, (w) is a material inducement to the Lenders to provide the Commitments and make the Loan, (x) is reasonable and is the product of an arm’s length transaction between sophisticated parties ably represented by counsel, (y) constitutes reasonable liquidated damages to compensate the Lenders for (and are a proportionate quantification of) the actual loss of the anticipated stream of interest payments upon an early prepayment or acceleration of the Loan (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (1) when the Loans might otherwise be repaid and (2) future changes in interest rates which are not readily ascertainable on the Effective Date), and (z) is not a penalty to punish the Borrower for its early prepayment of the Loan or for the occurrence of any Event of Default or acceleration.

8.11     Intentionally omitted.

8.12     Reborrowing. Any amount repaid or prepaid in respect of the Loan may not be reborrowed.

9.      CONDITIONS PRECEDENT

9.1     Documents, fees and no default. The effectiveness of this Agreement, and each Lender’s obligation to contribute to the Loan is subject to the following conditions precedent:

(a)     that, on or before the Effective Date, the Agent receives:

(i)     the documents described in Schedule 4 in form and substance satisfactory to the incoming Majority Lenders and their lawyers; and

(ii)     such documentation and other evidence as is reasonably requested by the Agent or a Lender in order for each to carry out and be satisfied with the results of all necessary “know your customer” or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement and the other Finance Documents, including without limitation obtaining, verifying and recording certain information and documentation that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the requirements of the PATRIOT Act;

(b)     Intentionally omitted;

(c)     that, on the Effective Date, the incoming Majority Lenders receive evidence reasonably satisfactory to them that the “Effective Date” shall have occurred under the First Lien Loan Agreement;

(d)     that, on the Effective Date, the Borrower shall have deposited an amount not less than 100% of the Minimum Liquidity in the Liquidity Account;

(e)     that, on or before the Effective Date, the Agent receives payment of all fees referred to in Clause 21.1 and has received payment of the expenses referred to in Clause 21.2;

(f)     that on the Effective Date:

(i)     no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Loan;

(ii)     the representations and warranties in Clause 10 and those of the Borrower or any other Security Party which are set out in the other Finance Documents (other than those relating to a specific date) would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)     to the Borrower’s knowledge, none of the circumstances contemplated by Clause 5.7 has occurred and is continuing;

(iv)     after giving effect to this Agreement and the amendment and restatement of the First Lien Loan Agreement, the borrowing of the Loan and the consummation of the transactions hereunder and under the First Lien Loan Agreement, there has been no event or circumstance either individually or in the aggregate that has had a Material Adverse Effect since the First Lien Original Effective Date which such Material Adverse Effect is continuing; and

(v)     except for the Disclosed Proceedings, the Security Parties are not party to any litigation or arbitration;

(g)     that, on or before the Effective Date, the Borrower shall have paid in full all fees and expenses of the Agent and the Lenders related to this Agreement invoiced and owing on the Effective Date; and

(h)     that the Agent has received, and found to be acceptable to the incoming Majority Lenders, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorization of the incoming Majority Lenders, request by notice to the Borrower prior to the Effective Date.

9.2     Waiver of conditions precedent. Notwithstanding anything in Clause 9.1 to the contrary, if the Agent, at the written direction of the incoming Majority Lenders, permits the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that such conditions are satisfied within ten (10) Business Days after the Effective Date (or such longer period as the incoming Majority Lenders may specify).

10.     REPRESENTATIONS AND WARRANTIES

10.1     General. The Borrower and each of the Guarantors represents and warrants to each Creditor Party as of the Effective Date, as follows.

10.2     Status. Each Security Party is:

(a)     duly incorporated or formed and validly existing and in good standing under the law of its jurisdiction of incorporation or formation; and

(b)     duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where, in each case, the failure to so qualify or be licensed and be in good standing could not reasonably be expected to have a Material Adverse Effect or which may affect the legality, validity, binding effect or enforceability of the Finance Documents, and there are no proceedings or actions pending or contemplated by any Security Party, or to the knowledge of the Borrower or any Guarantor contemplated by any third party, seeking to adjudicate such Security Party as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property.

10.3     Company power; consents. Each Security Party has the capacity and has taken all action, if applicable, and no consent of any person is required, for:

(a)     it to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted;

(b)     it to execute each Finance Document to which it is or is to become a party;

(c)     it to comply with its obligations under the Charter and each Finance Document to which it is or is to become a party;

(d)     it to grant the Security Interests granted by it pursuant to the Finance Documents to which it is or is to become a party;

(e)     the perfection or maintenance of the Security Interests created by the Finance Documents (including the second priority nature thereof (junior only to the Security Interest securing the First Lien Secured Liabilities subject to any maritime liens that may arise by operation of law)); and

(f)     the exercise by any Creditor Party of their rights under any of the Finance Documents or the remedies in respect of the Collateral pursuant to the Finance Documents to which it is a party, except, in each case, for consents which have been duly obtained, taken, given or made and are in full force and effect.

10.4     Consents in force. All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.

10.5     Title.

(a)     Each Security Party owns (i) in the case of owned real property, good and marketable fee title to and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, and (iii) in the case of all such property that constitutes Collateral, free and clear in each case of all Security Interests or claims, except for Permitted Security Interests.

(b)     No Security Party has created or is contractually bound to create any Security Interest on or with respect to any of its assets, properties, rights or revenues, in each case, constituting Collateral, except for Permitted Security Interests, and except as provided in this Agreement no Security Party is restricted by contract, applicable law or regulation or otherwise from creating Security Interests on any of its assets, properties, rights or revenues.

(c)     Each Guarantor has received all deeds, assignments, waivers, consents, non-disturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Guarantor’s right, title and interest in and to the Ship owned or to be owned by it and other properties and assets (or arrangements for such recordings, filings and other actions acceptable to the Majority Lenders shall have been made).

10.6     Legal validity; effective Security Interests. Subject to any relevant insolvency laws affecting creditors’ rights generally:

(a)     the Finance Documents to which each Security Party is a party, constitute or, as the case may be, will constitute upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), such Security Party’s legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(b)     the Finance Documents to which each Security Party is a party, create or, as the case may be, will create upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), legal, valid and binding second priority Security Interests (junior only to the Security Interest securing the First Lien Secured Liabilities subject to any maritime liens that may arise by operation of law) enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate.

10.7     No third party Security Interests. Without limiting the generality of Clauses 10.5 and 10.6, at the time of the execution and delivery of each Finance Document:

(a)     the relevant Security Party will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)     no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8     No conflicts. The execution of each Finance Document, the borrowing of the Loan, and compliance with each Finance Document, will not result in a contravention of:

(a)     any law or regulation; or

(b)     the constitutional documents of any Security Party; or

(c)     any contractual or other obligation or restriction which is binding on any Security Party or any of its assets.

10.9     Status of Secured Liabilities. The Secured Liabilities constitute direct, unconditional and general obligations of each Security Party and, subject to the Intercreditor Agreement, rank (a) senior to all subordinated Financial Indebtedness and (b) not less than pari passu (as to priority of payment and as to security) with all other Financial Indebtedness of each Security Party.

10.10     Taxes.

(a)     All payments which a Security Party is liable to make under the Finance Documents to which it is a party can properly be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

(b)     Each Security Party has timely filed or has caused to be filed all tax returns and other reports that it is required by law or regulation to file in the United States or any Pertinent Jurisdiction, and has paid or caused to be paid all taxes, assessments and other similar charges that are due and payable in the United States or any Pertinent Jurisdiction, other than taxes and charges:

(i)     which (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and as to which such failure to have paid such tax does not create any risk of sale, forfeiture, loss, confiscation or seizure of a Ship or of criminal liability; or

(ii)     the non-payment of which could not reasonably be expected to have a Material Adverse Effect.

The charges, accruals, and reserves on the books of each Security Party respecting taxes are adequate in accordance with GAAP.

(c)     No material claim for any tax has been asserted against a Security Party by any Pertinent Jurisdiction or other taxing authority other than claims that are included in the liabilities for taxes in the most recent balance sheet of such person or disclosed in the notes thereto, if any.

(d)     The execution, delivery, filing and registration or recording (if applicable) of the Finance Documents and the consummation of the transactions contemplated thereby will not cause any of the Creditor Parties to be required to make any registration with, give any notice to, obtain any license, permit or other authorization from, or file any declaration, return, report or other document with any governmental authority in any Pertinent Jurisdiction.

(e)     No taxes are required by any governmental authority in any Pertinent Jurisdiction to be paid with respect to or in connection with the execution, delivery, filing, recording, performance or enforcement of any Finance Document except any applicable mortgage recording fee in connection with the recording of the Mortgages in accordance with Marshall Islands law.

(f)     The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Creditor Parties will not cause such Creditor Party to be subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction of any Security Party.

(g)     It is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any stamp, registration or similar taxes be paid on or in relation to this Agreement or any of the other Finance Documents in any Pertinent Jurisdiction.

10.11     No default. No Event of Default or Potential Event of Default has occurred or would result from the occurrence of the Effective Date or the borrowing of the Loan, as applicable.

10.12     Information.

(a)     All financial statements, information and other data furnished by or on behalf of a Security Party to any of the Creditor Parties were true and accurate at the time they were given;

(b)     such financial statements, if any, have been prepared in accordance with GAAP and accurately and fairly represent the financial condition of such Security Party as of the date or respective dates thereof and the results of operations of such Security Party for the period or respective periods covered by such financial statements;

(c)     there are no other facts or matters the omission of which would have made or make any such information false or misleading;

(d)     there has been no Material Adverse Effect since the date on which such information was provided other than as previously disclosed to the Agent in writing; and

(e)     none of the Security Parties has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data.

10.13     No litigation. To the best of any Security Party’s knowledge, and other than any Disclosed Proceedings, no legal or administrative action involving a Security Party (including any action relating to any alleged or actual breach of the ISM Code, the ISPS Code, any Environmental Law or Sanctions) has been commenced or taken by any person, or, to the Borrower’s or any Guarantor’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a Material Adverse Effect.

10.14     Intellectual property. Except for those with respect to which the failure to own or license could not reasonably be expected to have a Material Adverse Effect, each Security Party owns or has the right to use all patents, trademarks, permits, service marks, trade names, copyrights, franchises, formulas, licenses and other rights with respect thereto, and have obtained assignment of all licenses and other rights of whatsoever nature, that are material to its business as currently contemplated without any conflict with the rights of others.

10.15     ISM Code and ISPS Code compliance. Each Guarantor has obtained or will obtain or will cause to be obtained all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Ship owned or to be owned by it and such Ship’s operation and will be or will cause such Ship and the Approved Manager to be in full compliance with the ISM Code and the ISPS Code.

10.16     Validity and completeness of Charter. Each Charter constitutes valid, binding and enforceable obligations of the Guarantor party thereto in accordance with its terms and:

(i)     the copy of such Charter delivered to the Agent before the date of this Agreement is a true and complete copy; and

(ii)     other than as provided to the Agent, no amendments or additions to such Charter have been agreed nor has the Guarantor party thereto waived any of its rights under such Charter.

10.17     Separateness. Each of the Borrower and each of its subsidiaries maintains separate bank accounts and separate books of account from any other direct or indirect owner of Equity Interest in, or Affiliate of, the Borrower (including, without limitation, any Non-Borrower Affiliates). Each of the Borrower and each of its subsidiaries maintain separate financial statements, showing their assets and liabilities separate and apart from those of any other person and do not have their assets listed on any financial statement of any other person; provided, however, that the Borrower’s and its subsidiaries’ respective assets may be included in a consolidated financial statement of Parent if (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower and its subsidiaries from Parent and to indicate that the Borrower’s and its subsidiaries’ respective assets and credit are not available to satisfy the debts and other obligations of Parent or any other person and (ii) such assets shall also be listed on the Borrower’s and its subsidiaries’ own separate consolidated balance sheet. The Borrower and its subsidiaries conduct their business solely in their own name in a manner not materially misleading to other persons as to their identity. Without limiting the generality of the foregoing, all material oral and written communications (if any), including letters, invoices, purchase orders, contracts, statements, and applications are made in the name of the Borrower or a subsidiary thereof if related to the Borrower or a subsidiary thereof. The Borrower acknowledges that the Creditor Parties are entering into the Finance Documents to which they are parties and the transactions contemplated thereby in reliance upon the Borrower’s and its subsidiaries’ identity as a legal entity separate from any Non-Borrower Affiliate or any other Affiliate of any Security Party.

10.18     Compliance with law; Environmentally Sensitive Material. Except to the extent the failure to comply with the following could not reasonably be expected to have a Material Adverse Effect and except to the extent failure to comply occurs as a direct result of the Disclosed Proceedings:

(a)     the operations and properties of each of the Security Parties comply with all applicable laws and regulations, including without limitation Sanctions, Anti-Corruption Laws, Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of each of the Security Parties and each of the Security Parties is in compliance in all material respects with all such Environmental Permits; and

(b)     none of the Security Parties has been notified in writing by any person that it or any of its subsidiaries or Affiliates is potentially liable for the remedial or other costs with respect to treatment, storage, disposal, release, arrangement for disposal or transportation of any Environmentally Sensitive Material, except for costs incurred in the ordinary course of business with respect to treatment, storage, disposal or transportation of such Environmentally Sensitive Material.

10.19     Ownership structure.

(a)     All of the Equity Interests of the Borrower have been validly issued, are fully paid and non-assessable.

(b)     All of the Equity Interests of each Guarantor have been validly issued, are fully paid, non-assessable and free and clear of all Security Interests (other than Security Interests set forth in clauses (a), (b), (g) or (h) of the definition of “Permitted Security Interests”) and are owned beneficially and of record by the Borrower.

(c)     None of the Equity Interests of the Borrower or any Guarantor are subject to any existing option, warrant, call, right, commitment or other agreement of any character to which the Borrower or any Guarantor is a party requiring, and there are no Equity Interests of the Borrower or any Guarantor outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Equity Interests of the Borrower or any Guarantor or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of the Borrower or any Guarantor.

10.20     Pension Plans. None of the Borrower or the Guarantors or any ERISA Affiliate of any of them is a party to, contributes to, or is required to contribute to or has any liability with respect to, any Plan, Multiemployer Plan or Foreign Pension Plan. No lien imposed under the Code or ERISA on the assets of or interests in the Borrower or any other Security Party or any of their Subsidiaries or any ERISA Affiliate of any of the foregoing on account of any Plan, Multiemployer Plan or Foreign Pension Plan exists and no event has occurred which could reasonably be expected to give rise to any such lien on account of any Plan.

10.21     Margin stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of the Loan will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.

10.22     Investment company, public utility, etc. None of the Borrower or any Guarantor is:

(a)     an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended; or

(b)     a “public utility” within the meaning of the United States Federal Power Act of 1920, as amended.

10.23     Asset control.

(a)     (i) None of any Security Party nor any of their respective directors or officers or, to any Security Party’s knowledge, any of their respective employees is a Prohibited Person, (ii) no Security Party is acting directly or, to the best of any Security Party’s knowledge (after due and careful inquiry), indirectly for the benefit of, a Prohibited Person, and (iii) no Security Party directly or, to any Security Party’s knowledge (after due and careful inquiry), indirectly holds an ownership interest in or controls a Prohibited Person.

(b)     No proceeds of the Loan shall be made available, directly or, to the best of any Security Party’s knowledge (after due and careful inquiry), indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or, to the best of any Security Party’s knowledge (after due and careful inquiry), indirectly, applied in a manner or for a purpose prohibited by Sanctions or in violation of any Anti-Corruption Laws.

(c)     Except to the extent (x) occurring as a direct result of the Disclosed Proceedings or (y) expressly set forth in Clauses (a) and (b) above, the Security Parties are in compliance with Sanctions and Anti-Corruption Laws.

(d)     Each Security Party has implemented and maintains in effect policies and procedures designed to ensure compliance by each Security Party and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions.

10.24     No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms that:

(a)     it is acting for its own account;

(b)     it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and

(c)     the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act.

10.25     Ships. As of the Effective Date, each Ship will be:

(a)     in the sole and absolute ownership of a Guarantor and duly registered in such Guarantor’s name under the law of the Approved Flag, unencumbered save and except for the Mortgage thereon in favor of the Security Trustee registered against it and Permitted Security Interests;

(b)     seaworthy for hull and machinery insurance warranty purposes and in every way fit for its intended service;

(c)     insured in accordance with the provisions of this Agreement and the requirements hereof in respect of such insurances will have been complied with;

(d)     in class in accordance with the provisions of this Agreement and the requirements hereof in respect of such classification will have been complied with; and

(e)     managed by an Approved Manager pursuant to an Approved Management Agreement.

10.26     Place of business. The Borrower has a chief executive office in Stamford, Connecticut. None of the Guarantors has a place of business in the United States of America, the District of Columbia, the United States Virgin Islands, or any territory or insular possession subject to the jurisdiction of the United States of America.

10.27     Solvency. As of the Effective Date, after giving effect to this Agreement, the effectiveness of the First Lien Loan Agreement, the borrowing of the Loan and the consummation of the transactions hereunder and under the First Lien Loan Agreement, in the case of the Borrower and the Guarantors, individually and as a whole:

(a)     the sum of its or their, as the case may be, assets, at a fair valuation, does and will exceed its or their, as the case may be, liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities;

(b)     the present fair market saleable value of its or their, as the case may be, assets is not and shall not be less than the amount that will be required to pay its or their, as the case may be, probable liability on its or their, as the case may be, then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature;

(c)     it or they, as the case may be, do not and will not have unreasonably small working capital with which to continue its or their, as the case may be, business; and

(d)     it or they, as the case may be, have not incurred, do not intend to incur and do not believe it or they, as the case may be, will incur, debts beyond its or their, as the case may be, ability to pay such debts as they mature.

10.28     Borrower’s business; Guarantors’ business. From the date of its incorporation or formation, as the case may be, until the date hereof, neither the Borrower nor any of the Guarantors has conducted any business other than in connection with, or for the purpose of, owning, operating, providing in-house and third party technical management and chartering vessels.

10.29     Immunity; enforcement; submission to jurisdiction; choice of law.

(a)     Each Security Party is subject to civil and commercial law with respect to its obligations under the Finance Documents, and the execution, delivery and performance by each Security Party of the Finance Documents to which it is a party constitute private and commercial acts rather than public or governmental acts.

(b)     No Security Party or any of its properties has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process in relation to any Finance Document.

(c)     It is not necessary under the laws of any Security Party’s jurisdiction of incorporation or formation, in order to enable any Creditor Party to enforce its rights under any Finance Document or by reason of the execution of any Finance Document or the performance by the any Security Party of its obligations under any Finance Document, that such Creditor Party should be licensed, qualified or otherwise entitled to carry on business in such Security Party’s jurisdiction of incorporation or formation.

(d)     Other than (i) the registration of the Mortgages in accordance with the laws of the Approved Flag and such filings as may be required in a Pertinent Jurisdiction in respect of certain of the Finance Documents and (ii) the filing of financing statements in accordance with the Uniform Commercial Code of any Pertinent Jurisdiction, and the payment of fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any of them or any document relating thereto be registered, filed recorded or enrolled with any court or authority in any Pertinent Jurisdiction.

(e)     The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Creditor Parties will not cause such Creditor Party to be deemed to be resident, domiciled or carrying on business in any Pertinent Jurisdiction of any Security Party or subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction of any Security Party.

(f)     Under the law of each Security Party’s jurisdiction of incorporation or formation, the choice of the law of New York to govern this Agreement and the other Finance Documents to which New York law is applicable is valid and binding.

(g)     The submission by the Security Parties to the jurisdiction of the New York State courts and the U.S. Federal court sitting in New York County pursuant to Clause 33.2(a) is valid and binding and not subject to revocation, and service of process effected in the manner set forth in Clause 33.2(d) will be effective to confer personal jurisdiction over the Security Parties in such courts.

10.30      Accounts. Each deposit account, securities account and commodities account of any Security Party is subject to the control and perfected Security Interest of the Security Trustee.

10.31      Lender Representations. Each Lender, severally (and not jointly) represents and warrants as follows:

(a)     Accredited Investor. At the time the Lender was offered the shares of common stock of Parent, the Lender was, and at the date hereof and as of the date of the issuance of the common stock to the Lender, such Lender will qualify as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

(b)     Experience of Lender; Independent Investment Decision. The Lender, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in Parent, and has so evaluated the merits and risks of such investment. The Lender has conducted its own independent evaluation, made its own analysis and consulted with advisors as it has deemed necessary, prudent, or advisable in order for the Lender to make its own determination and decision to enter into the transactions contemplated by this Agreement and the other Finance Documents and to execute and deliver this Agreement. The Lender has adequate information to evaluate the transactions contemplated by this Agreement and the other Finance Documents and has had the opportunity to discuss such information with a representative of Parent and the Security Parties and to obtain and review information reasonably requested by the Lender from Parent, and with its advisors. The Lender understands that it may be required to bear the economic risk of its investment in the shares of common stock indefinitely, and is able to bear such risk and the risk of a complete loss of its investment in the shares of common stock.

(c)     Investment Intent. The Lender is acquiring the shares of common stock solely for its own account for investment purposes only for its account and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the shares of common stock in violation of any federal or state securities laws.

(d)     No registration. The Lender understands that the shares of common stock have not been registered under the Securities Act or any state securities laws and that the shares of common stock are being offered to the Lender in reliance on specific exemptions from the registration requirements of the Securities Act and state securities laws and regulations and agrees that Parent may rely upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Lender set forth herein in order to determine the availability of such exemptions and the eligibility of the Lender to acquire the shares of common stock. The Lender understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the shares of common stock. Each certificate representing the shares of common stock shall be stamped or otherwise imprinted or shall be deemed to be stamped or otherwise imprinted (even if such certificate does not actually bear such legend or the shares of common stock are not issued in certificated form) with a legend substantially in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

11.     GENERAL AFFIRMATIVE AND NEGATIVE COVENANTS

11.1     Affirmative covenants. From the Effective Date until all amounts payable hereunder have been paid in full the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.1 except as the Agent, following the written direction of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld or delayed:

(a)     Performance of obligations. Each Security Party shall duly observe and perform its obligations under each Charter and each Finance Document to which it is or is to become a party.

(b)     Notification of defaults (etc). The Borrower shall promptly notify the Agent, upon becoming aware of the same, of:

(i)     the occurrence of an Event of Default or of any Potential Event of Default;

(ii)     any default, or any material interruption in the performance whether or not the same constitutes a default, by any party to a Charter; and

(iii)     any damage or injury caused by or to a Ship in excess of $1,200,000.

(c)     Confirmation of no default. The Borrower will, within two (2) Business Days after service by the Agent of a written request (prepared and delivered to the Agent by the Lender or Lenders identified below in this Clause 11.1(c)), serve on the Agent a notice which is signed by an officer of the Borrower and which states that:

(i)     no Event of Default or Potential Event of Default has occurred; or

(ii)     no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent shall serve requests under this Clause 11.1(c) from time to time following the written direction of a Lender or Lenders the sum of whose Contributions aggregate at least 50.1% of the Loan, and this Clause 11.1(c) does not affect the Borrower’s obligations under Clause 11.1(b).

(d)     Notification of litigation. The Borrower will provide the Agent with written notice and details of any legal or administrative action involving the Borrower, any other Security Party, the Approved Manager or any Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear to the Borrower that the legal or administrative action cannot be considered material in the context of any Finance Document.

(e)     Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(i)     the Borrower, the Guarantors or any of the Borrower’s other subsidiaries and Affiliates; or

(ii)     any other matter relevant to, or to any provision of, a Finance Document,

which may be reasonably requested by the Agent, the Security Trustee or any Lender at any time.

(f)     Books of record and account; separate accounts.

(i)     Each of the Borrower and the Guarantors shall keep separate and proper books of record and account in which full and materially correct entries shall be made of all financial transactions and the assets and business of each of the Borrower and the Guarantors in accordance with GAAP, and the Agent shall have the right to examine the books and records of each of the Borrower and the Guarantors wherever the same may be kept from time to time following the written direction of the Majority Lenders, in their sole reasonable discretion, or to cause an examination to be made by a firm of accountants selected by the Majority Lenders, provided that any examination shall be done without undue interference with the day to day business operations of the Borrower or the Guarantors, as the case may be.

(ii)     Each of the Borrower and the Guarantors shall keep separate accounts and shall not co-mingle assets with each other except for funds held in the Borrower Earnings Account or any other person.

(g)     Financial reports. The Borrower shall prepare and deliver to the Agent:

(i)     as soon as they become available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year to which they relate, audited consolidated financial statements of the Borrower in respect of such Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, certified as having been audited by an Acceptable Accounting Firm;

(ii)     as soon as they become available, but in any event within ninety (90) days after the end of the first three (3) quarters of each Fiscal Year, unaudited consolidated financial statements of the Borrower in respect of such quarter, all in reasonable detail and prepared in accordance with GAAP, certified as having been reviewed by its chief financial officer (or equivalent);

(iii)     as soon as reasonably practicable and in any event 30 days prior to the beginning of each Fiscal Year, cash flow projections for the Borrower;

(iv)     as soon as they become available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year to which they relate, audited consolidated financial statements of the Parent in respect of such Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, certified as having been audited by an Acceptable Accounting Firm;

(v)     as soon as they become available, but in any event within ninety (90) days after the end of the first three (3) quarters of each Fiscal Year, unaudited consolidated financial statements of the Parent in respect of such quarter, all in reasonable detail and prepared in accordance with GAAP, certified as having been reviewed by its chief financial officer (or equivalent);

(vi)     a Compliance Certificate together with the annual reports that the Borrower delivers pursuant to Clause 11.1(g)(i) and the quarterly reports that the Borrower delivers pursuant to Clause 11.1(g)(ii) above;

(vii)     together with the annual reports that the Borrower delivers pursuant to Clause 11.1(g)(i) and the quarterly reports that the Borrower delivers pursuant to Clause 11.1(g)(ii) above, a report setting forth the reasonable details of (A) any circumstance during the then most recently ended fiscal quarter where a Ship and a Non-Borrower Affiliate Vessel were both available for the same charter, and the Borrower (or any of its subsidiaries) pursued such charter with a Non-Borrower Affiliate Vessel and (B) any Approved Non-Borrower Affiliate Transactions that occurred during the then most recently ended fiscal quarter;

(viii)     on or prior to the first Business Day of each quarter of each Fiscal Year, a cash flow forecast of the cash receipts and cash disbursements of the Security Parties for such fiscal quarter, set forth on a weekly basis, prepared in good faith and in form reasonably acceptable to the Majority Lenders (it being understood and agreed that such cash flow forecast is for informational purposes only);

(ix)     together with the annual reports that the Borrower delivers pursuant to clause 11.1(g)(i) and the quarterly reports that the Borrower delivers pursuant to Clause 11.1(g)(ii), information regarding the Parent specified in paragraphs (a)(5)(i)-(xiii) of Rule 15c2-11 of the Exchange Act; and

(x)     such other financial statements produced by the Borrower in the ordinary course (including without limitation details of all off-balance sheet and time charter hire commitments), annual budgets and projections as may be reasonably requested by the Majority Lenders, each to be in such form as the Majority Lenders may reasonably request.

(h)     Appraisals of Fair Market Value. The Majority Lenders shall procure at least two written appraisal reports setting forth the Fair Market Value of each Ship as follows:

(i)     at the Borrower’s expense, for inclusion with the Compliance Certificate required to be delivered under Clause 11.1(g)(vi) (x) with respect to the fiscal quarter ending September 30, 2017, if the minimum required security cover is required to be tested pursuant to Clause 15.2(b)(i), (y) with respect to the Fiscal Year ending December 31, 2017, if the minimum required security cover is required to be tested pursuant to Clause 15.2(b)(ii)), and (z) with respect to any fiscal quarter or Fiscal Year ending on or after March 30, 2018, the Agent shall procure at least two written appraisal reports setting forth the Fair Market Value of each Ship, at the Borrower’s expense, for inclusion with the quarterly or annual Compliance Certificate required to be delivered under Clause 11.1(g)(vi) in respect of each such fiscal quarter or Fiscal Year, each such written appraisal report to be procured as of a date not earlier than 10 days prior to the date of the relevant Compliance Certificate;

(ii)     at the Borrower’s expense, (A) if a Ship is sold (provided, that no such written appraisal reports shall be required in the event that written appraisal reports have been delivered pursuant to this Clause 11.1(h)(ii)(A) not more than 45 days prior to such sale in connection with another sale of a Ship) or becomes a Total Loss or (B) in connection with the provision of additional Collateral pursuant to Clause 15.3; and

(iii)     at any time on or after (x) July 1, 2017, if the minimum required security cover is required to be tested pursuant to Clause 15.2(b)(i), (y) October 1, 2017, if the minimum required security cover is required to be tested pursuant to Clause 15.2(b)(ii)), and (z) January 1, 2018, in each case, at the Lenders’ expense, at all other times upon the request of the Agent or the Majority Lenders, unless an Event of Default has occurred and is continuing, in which case such reports shall be procured by the Majority Lenders at the Borrower’s expense as often as desired by the Majority Lenders.

Except to the extent set forth in subclauses (h)(i), (h)(ii) and (h)(iii) above, the Borrower and the Guarantors shall not be required to obtain any appraisals.

(i)     Taxes. Each Security Party shall prepare and timely file all tax returns required to be filed by it and pay and discharge all taxes imposed upon it or in respect of any of its property and assets before the same shall become in default, as well as all lawful claims (including, without limitation, claims for labor, materials and supplies) which, if unpaid, might become a Security Interest upon the Collateral or any part thereof, except in each case, for any such taxes (i) as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and as to which such failure to have paid does not create any risk of sale, forfeiture, loss, confiscation or seizure of a Ship or criminal liability, or (ii) the failure of which to pay or discharge would not be likely to have a Material Adverse Effect.

(j)     Consents. Each Security Party shall obtain or cause to be obtained, maintain in full force and effect and comply with the material conditions and restrictions (if any) imposed in connection with, every consent and do all other acts and things which may from time to time be necessary or required for the continued due performance of all of its material obligations under any Charter and each Finance Document to which it is or is to become a party, and shall deliver a copy of all such consents to the Agent promptly upon its request.

(k)     Compliance with applicable law. Each Security Party shall comply with all applicable federal, state, local and foreign laws, ordinances, rules, orders and regulations now in force or hereafter enacted, including, without limitation, all Environmental Laws and regulations relating thereto, the failure to comply with which would be likely to have a Material Adverse Effect.

(l)     Existence. Each Security Party shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence in good standing under the laws of its jurisdiction of incorporation or formation.

(m)     Conduct of business.

(i)     The Borrower shall conduct business only in connection with, or for the purpose of, managing, chartering, operating vessel pools and operating the Ships and other vessels and directly or indirectly owning the Equity Interests of each of the Guarantors and any activities related or ancillary thereto.

(ii)     Each Guarantor shall conduct business only in connection with, or for the purpose of, owning, managing, chartering and operating the Ship owned by it and any activities related or ancillary thereto. Each Guarantor shall operate the Ship owned by it as a civil merchant ship throughout the Security Period.

(iii)     Each Security Party shall conduct business in its own name and observe all corporate and other formalities required by its constitutional documents in all material respects.

(n)     Properties.

(i)     Except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Security Party shall maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(ii)     Each Security Party shall obtain and maintain good and marketable title or the right to use or occupy all real and personal properties and assets (including intellectual property) reasonably required for the conduct of its business.

(iii)     Each Security Party shall maintain and protect its intellectual property and conduct its business and affairs without infringement of or interference with any intellectual property of any other person in any material respect and shall comply in all material respects with the terms of its licenses.

(o)     Loan Proceeds. The Borrower shall use the proceeds of the Loan solely for the purposes set forth in Recital A.

(p)     Change of place of business. The Borrower shall notify the Agent in writing promptly of any change in the location of the place of business where it or any other Security Party conducts its affairs and keeps its records.

(q)     Pollution liability. Each Security Party shall take, or cause to be taken, actions to mitigate potential material liability to it arising out of pollution incidents and to protect the material interests of the Creditor Parties with respect thereto.

(r)     Subordination of loans. Except for the First Lien Loan, each Security Party shall cause all loans made to it by any Affiliate, parent or subsidiary and all sums and other obligations (financial or otherwise) owed by it to any Affiliate, parent or subsidiary to be fully subordinated to all Secured Liabilities.

(s)     Asset control. Each Security Party shall ensure that:

(i)     it is not a Prohibited Person;

(ii)     it does not directly or, to any Security Party’s knowledge, indirectly hold an ownership interest in or control a Prohibited Person;

(iii)     it is not acting directly or, to the best of its knowledge (after due and careful inquiry), indirectly for the benefit of a Prohibited Person; and

(iv)     no proceeds of any Advance shall be made available, directly or, to the best of any Security Party’s knowledge (after due and careful inquiry), indirectly, to or for the benefit of a Prohibited Person or otherwise shall be directly or, to the best of any Security Party’s knowledge, indirectly (after due and careful inquiry) applied in a manner or for a purpose prohibited by Sanctions or in violation of Anti-Corruption Laws.

(t)     Money laundering. The Borrower shall comply, and cause each of its subsidiaries to comply, with any applicable law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act.

(u)     Pension Plans. Promptly upon the institution of a Plan, a Multiemployer Plan or a Foreign Pension Plan by the Borrower, any Guarantor or any ERISA Affiliate of any of them, the Borrower shall furnish or cause to be furnished to the Agent written notice thereof and, if requested by the Agent or any Lender, a copy of such Plan, Multiemployer Plan or Foreign Pension Plan.

(v)     Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of any Security Party under or in connection with any Finance Document shall be true and not misleading in all material respects and shall not omit any material fact or consideration.

(w)     Shareholder and creditor notices. The Borrower shall send the Agent, at the same time as they are dispatched, copies of all communications which are dispatched to its (i) shareholders or any class of them or (ii) creditors generally.

(x)     Maintenance of Security Interests. Each of the Borrower and the Guarantors shall:

(i)     at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(ii)     without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enroll any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

(y)     “Know your customer” checks. If:

(i)     the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Effective Date;

(ii)     any change in the status of the Borrower or any other Security Party after the Effective Date; or

(iii)     a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (iii), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(z)     Accounts. The Borrower and Guarantors shall ensure that each deposit account, securities account and commodities account of any Security Party is subject to the control and perfected Security Interest of the Security Trustee.

(aa)     Good faith allocation. The parties hereto acknowledge that circumstances may exist from time to time where a Ship and a vessel owned by a Non-Borrower Affiliate (each, a “Non-Borrower Affiliate Vessel”) are both available for charter. The Borrower shall, and shall cause its subsidiaries to, perform its obligations with respect to such circumstance and allocation of charter opportunities among the Ships and the Non-Borrower Affiliate Vessels in accordance with sound commercial practice, to the extent the Borrower deems it to be fair and reasonable.

(bb)     Further assurances. From time to time, at its reasonable expense, the Borrower and each of the Guarantors shall duly execute and deliver to the Agent such further documents and assurances as the Majority Lenders or the Agent may reasonably request to effectuate the purposes of this Agreement, the other Finance Documents or obtain the full benefit of any of the Collateral.

(cc)     Post-Closing Requirements. The Borrower shall deliver the documents and complete the tasks set forth on Schedule 10, in each case within the time limits specified on such schedule (or such later date as may be agreed by the Agent following the written direction of Majority Lenders in accordance with Clause 28).

(dd)     For the 12 month period following the effective date of this Agreement, Parent shall file any material required to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and, solely upon request in writing by any Lender under this Agreement delivered to Borrower and Parent after Parent’s failure to comply with the immediately precedent clause, Parent shall use commercially reasonable efforts to prepare and file a customary registration statement with the SEC as soon as reasonably practicable after receipt of such notice and use commercially reasonable efforts to cause such registration statement to become effective as soon as reasonably practicable in respect of the offer and sale of the number of shares of common stock requested by a Lender to be registered in such notice, provided that only shares that have been issued under this Agreement shall be available for registration pursuant to this provision.

11.2     Negative covenants. From the Effective Date until all amounts payable hereunder have been paid in full the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.2 except as the Agent, following the written direction of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld or delayed:

(a)     Security Interests. None of the Guarantors shall create, assume or permit to exist any Security Interest whatsoever upon any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Security Interests.

(b)     Sale of assets; merger.

(i)     No Security Party shall, either in a single transaction or a series of transactions, sell, transfer or lease (other than in connection with a Charter) all or substantially all of its properties and assets, or enter into any transaction of merger, de-merger or consolidation, or liquidate, windup or dissolve itself (or suffer any liquidation or dissolution).

(ii)     No Security Party may sell a Ship unless:

(A)     the sum of the Security Value, plus, the net realizable value of any additional Collateral previously provided under Clause 15, equals or exceeds, on a pro forma basis after giving effect to such sale, (x) from the Effective Date through December 31, 2017, one hundred five percent (105%) of Adjusted Net Debt for Asset Sales as of the time of such sale, (y) from January 1, 2018 through December 31, 2018, one hundred ten percent (110%) of Adjusted Net Debt for Asset Sales as of the time of such sale and (y) from and after January 1, 2019, one hundred fifteen percent (115%) of Adjusted Net Debt for Asset Sales as of the time of such sale;

(B)     no Potential Event of Default or Event of Default shall have occurred and be continuing at the time of, or would occur as a result of, such sale;

(C)     the Borrower shall have provided at least ten (10) Business Days’ prior written notice to the Agent of such sale and such written notice shall include a certificate of an authorized person of the Borrower certifying and showing in reasonable detail compliance with the foregoing clauses (A) and (B); and

(D)     any applicable mandatory prepayment prescribed by Clause 8.9 is effected;

provided, further, that the requirements in clauses (A), (B) and (C) above may be waived with respect to any sale of a Ship with the prior written consent of the Majority Lenders.

(iii)     Notwithstanding the foregoing, the Borrower shall not be required to comply with any provision of Clause 11.2(b)(ii) until the Discharge of First Lien Obligations has occurred.

(c)     No contracts other than in ordinary course. None of the Borrower or the Guarantors shall enter into any transactions or series of related transactions with third parties other than in the ordinary course of its business.

(d)     Affiliate transactions. None of the Borrower or the Guarantors shall enter into any transaction with any Non-Borrower Affiliate, other than the Growthco Management Agreement and the transactions described therein pursuant to the terms thereof, without the prior written consent of the Majority Lenders; provided, however, that the foregoing restrictions shall not apply to (i) transactions between the Borrower and the Guarantors, on one hand and the Non-Borrower Affiliates, on the other hand, in an aggregate amount not to exceed $120,000 in any calendar month, provided that each such transaction is completed on terms and conditions substantially as favorable to the Borrower or such Guarantor as would be obtainable by it at the time in a comparable arm’s-length transaction with a person other than an Affiliate or (ii) any Approved Non-Borrower Affiliate Transaction. Without limiting the foregoing, none of the Borrower or the Guarantors shall enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate other than (i) the First Lien Loan or (ii) on terms and conditions substantially as favorable to such Borrower or Guarantor as would be obtainable by it at the time in a comparable arm’s-length transaction with a person other than an Affiliate.

(e)     Change of business.

(i)     The Borrower shall not change the nature of its business or commence any business other than in connection with, or for the purpose of managing, chartering, operating vessel pools and operating the Ships and other vessels and directly or indirectly owning the Equity Interests of each of the Guarantors and any activities related or ancillary thereto.

(ii)     None of the Guarantors shall change the nature of its business or commence any business other than in connection with, or for the purpose of, owning, managing, chartering and operating the Ship owned by it and any activities related or ancillary thereto.

(f)     Change of Control; Negative pledge. (i) None of the Borrower or the Guarantors shall permit any act, event or circumstance that would result in a Change of Control, and the (ii) Borrower shall not permit any pledge or assignment of a Guarantor’s Equity Interests except in favor of (A) the Security Trustee to secure the Secured Liabilities and (B) the First Lien Security Trustee to secure the secured liabilities under the First Lien Loan Agreement and the related documents.

(g)     Increases in capital. The Borrower shall not permit an increase of a Guarantor’s capital by way of the issuance of any class or series of Equity Interests or create any new class of Equity Interests that is not subject to a Security Interest to secure the Secured Liabilities.

(h)     Financial Indebtedness; Trade payables.

(i)     None of the Borrower or the Guarantors shall incur any Financial Indebtedness other than (A) in respect of the Loan, (B) in respect of the First Lien Secured Liabilities, (C) loans from the Borrower or its Affiliate(s) that are fully subordinated to the Loan, or (D) with respect to the Borrower, in respect of, and any guarantee by any Guarantor of the Borrower’s liabilities and obligations under, a Master Agreement (as defined in the First Lien Loan Agreement); provided, that the transactions under each Master Agreement are entered into for non-speculative purposes.

(ii)     None of the Guarantors shall incur trade credit exceeding $300,000 on a per Ship basis at any time (which shall not remain outstanding for more than 60 days).

(i)     Dividends. The Borrower shall not declare and/or pay any dividends or return any capital to its equity holders or authorize or make any other distribution, payment or delivery of property or cash to its equity holders, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its Equity Interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding, or repay any subordinated loans to equity holders or set aside any funds for any of the foregoing purposes without the prior written consent of the Majority Lenders.

(j)     No amendment to Charters. None of the Borrower or the Guarantors shall agree to any amendment or supplement to, or waive or fail to enforce, a Charter or any of its material provisions.

(k)     Intentionally omitted.

(l)     Loans and investments. None of the Borrower or the Guarantors shall make any loan or advance to, make any investment in, or enter into any working capital maintenance or similar agreement with respect to any person, whether by acquisition of Equity Interests or indebtedness, by loan, guarantee or otherwise (other than the guarantee given hereunder in accordance with Clause 16 of this Agreement).

(m)     Acquisition of capital assets. None of the Borrower or the Guarantors shall acquire any capital assets (including any vessel other than a Ship) by purchase, charter or otherwise without the prior written consent of the Majority Lenders, provided that for the avoidance of doubt nothing in this Clause 11.2(m) shall prevent or be deemed to prevent capital improvements being made to a Ship.

(n)     Sale and leaseback. None of the Borrower or the Guarantors shall enter into any arrangements, directly or indirectly, with any person whereby it shall sell or transfer any of its property, whether real or personal, whether now owned or hereafter acquired, if it, at the time of such sale or disposition, intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

(o)     Changes to Fiscal Year and accounting policies. None of the Borrower or the Guarantors shall change its Fiscal Year or make or permit any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case in accordance with GAAP or pursuant to the requirements of applicable laws or regulations.

(p)     Jurisdiction of incorporation or formation; Amendment of constitutional documents.

(i)     Neither the Borrower nor the Guarantors shall change the jurisdiction of its incorporation or formation.

(ii)     None of the Guarantors shall amend its constitutional documents, and the Borrower shall not amend its constitutional documents in any manner that would adversely affect its obligations under this Agreement or any other Finance Document to which it is a party, in each case, without the consent of the Lenders (such consent not to be unreasonably withheld or delayed).

(q)     Change of location. None of the Borrower or the Guarantors shall change the location of its chief executive office or the office where its corporate records are kept or open any new office for the conduct of its business on less than thirty (30) days prior written notice to the Agent.

(r)     Separateness. The Borrower acknowledges that the Creditor Parties are entering into the Finance Documents to which they are parties and the transactions contemplated thereby in reliance upon the Borrower’s and its subsidiaries’ identity as a legal entity separate from any Non-Borrower Affiliate or any other Affiliate of any Security Party. In that regard, except as otherwise contemplated by, explicitly permitted by or required under the Finance Documents, the Security Parties shall not:

(i)     commingle any of their respective assets with the assets of any direct or indirect owner of Equity Interest in the Borrower, any Non-Borrower Affiliate, any other Affiliate of any Security Party or any other person;

(ii)     fail to maintain their respective records, books of account and bank accounts separate and apart from those of any other person;

(iii)     fail to correct any misunderstandings known to such Security Parties regarding the separate identity of the Borrower and its subsidiaries and any direct or indirect owner of Equity Interest in the Borrower, any Non-Borrower Affiliate, any other Affiliate of any Security Party or any other person;

(iv)     guarantee, become obligated for, or hold themselves out to be responsible for the debt of, any direct or indirect owner of any Equity Interest in the Borrower, any Non-Borrower Affiliate, any other Affiliate of any Security Party or any other person;

(v)     fail to file their own separate tax returns if required to file tax returns under applicable law, or file a consolidated federal income tax return with any other person, except as may be required by the Code and regulations and any other applicable tax laws;

(vi)     fail either to hold themselves out to the public as a legal entity separate and distinct from any other person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that any of them are responsible for the debts of any third party (including any direct or indirect owner of Equity Interest in the Borrower, any Non-Borrower Affiliate, any other Affiliate of any Security Party or any other person);

(vii)     fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of their respective contemplated business operations (provided that this clause (vii) shall not require any Security Party or the owner of any Equity Interests of any Security Party to seek or obtain any debt or equity financing or make any capital contributions);

(viii)     except as may be required by the Code and regulations thereunder, hold themselves out as a department or division of any direct or indirect owner of Equity Interest in the Borrower, any Non-Borrower Affiliate, any other Affiliate of any Security Party or any other person;

(ix)     fail to maintain separate financial statements, showing their respective assets and liabilities separate and apart from those of any direct or indirect owner of Equity Interest in the Borrower, any Non-Borrower Affiliate, any other Affiliate of any Security Party or any other person, provided that the Borrower and its subsidiaries may be consolidated for accounting purposes with another person in accordance with U.S. generally accepted accounting principles and, when so consolidated, (i) the consolidating person will note on its consolidated financial statements that the Borrower’s and its subsidiaries’ respective assets are not available to satisfy claims of creditors of such consolidating person and (ii) the Borrower’s and its subsidiaries’ respective assets will also be listed on the Borrower’s and its subsidiaries’ own separate balance sheet;

(x)     fail to pay any of their own liabilities and expenses only out of their own funds;

(xi)     fail to pay, to the extent of its own available funds, the salaries of their own employees, if any, in light their contemplated business operations;

(xii)     fail to allocate fairly and reasonably any overhead expenses that are shared with any direct or indirect owner of Equity Interest in the Borrower, any Non-Borrower Affiliate, any other Affiliate of any Security Party or any other person, including paying for office space and services performed by any employee of any direct or indirect owner of Equity Interest in the Borrower, any Non-Borrower Affiliate, any other Affiliate of any Security Party or any other person;

(xiii)     to the extent used in their respective businesses, fail to use separate stationery, invoices and checks bearing their own name;

(xiv)     fail to observe applicable company formalities or fail to comply with their by-laws; or

(xv)     breach any of its obligations set forth in Clause 10.17 hereof.

Failure of the Borrower, any of its subsidiaries or any direct or indirect owner of Equity Interest in the Borrower, any Non-Borrower Affiliate or any other Affiliate of any Security Party to comply with any of the foregoing covenants or any other separateness covenants contained in this Agreement shall not affect the status of the Borrower and its subsidiaries as a separate legal entity.

(s)     First Lien Loan Agreement. None of the Borrower or the Guarantors shall modify any term of the First Lien Loan Agreement or any related document (including, without limitation, any document defined as a “Finance Document” in the First Lien Loan Agreement), in each case, except in accordance with the Intercreditor Agreement.

(t)     Repayment. The Borrower shall not repay (or permit the repayment) of any Secured Liabilities from funds sourced from a Prohibited Person or from proceeds directly or, to the best of its knowledge (after due and careful inquiry), indirectly for the benefit of, or from any proceeds of any business directly or, to the best of its knowledge (after due and careful inquiry), indirectly with, any Prohibited Person.

11.3     Stockholder Approval. Each Lender agrees that it shall, or shall cause its affiliates, to vote all shares of Parent Equity held by it or its affiliates that are eligible to vote in favor of such actions necessary to obtain the Stockholder Approval at a special meeting of shareholders held by Parent. From the date of this Agreement through the completion of such special meeting of shareholders (or any adjournment thereof), each Lender shall not, and each Lender shall cause each of its Affiliates not to, transfer, sell, gift, pledge or otherwise dispose of any of its respective shares of Parent Equity, unless the transferee of such shares of Parent Equity agrees in writing prior to any transfer, sale, gift, pledge or other disposal to vote in favor of such actions necessary to obtain the Stockholder Approval. Any attempt to transfer shares of Parent Equity that does not comply with the provisions of the immediately preceding sentence shall be null and void ab initio.

12.     FINANCIAL COVENANTS

12.1     General. From the Effective Date until all amounts payable hereunder have been paid in full, the Borrower undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 12 except as the Agent, following the written direction of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld or delayed.

12.2     Intentionally omitted.

12.3     Intentionally omitted.

12.4     Minimum Liquidity. The Borrower shall maintain Liquidity in the Liquidity Account of not less than the greater of (a) $6,512,000 and (b) $148,000 per Ship (the “Minimum Liquidity”) at all times.

13.     MARINE INSURANCE COVENANTS

13.1     General. From the Effective Date until all amounts payable hereunder have been paid in full, the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 13 except as the Agent, following the written direction of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld or delayed.

13.2     Maintenance of obligatory insurances. Each Guarantor shall keep the Ship owned by it insured at its expense against:

(a)     fire and usual marine risks (including hull and machinery, hull interest/increased value, freight interest and excess risks);

(b)     war risks;

(c)     protection and indemnity risks; and

(d)     any other risks against which the Majority Lenders may reasonably request, having regard to practices and other circumstances prevailing at the relevant time, as is specified by notice of the Security Trustee (following the written direction of the Majority Lenders) to that Guarantor.

13.3     Terms of obligatory insurances. Each Guarantor shall affect such insurances in respect of the Ship owned by it:

(a)     in Dollars;

(b)     in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:

(i)     when aggregated with the insured values of the other Ships then financed under this Agreement, 120% of the aggregate of the Loan; and

(ii)     the Fair Market Value of the Ship owned by it;

(c)     in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)     in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)     on approved terms; and

(f)     through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations that are members of the International Group of P&I Clubs, such approval not to be unreasonably withheld or delayed.

13.4     Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, each Guarantor shall procure that the obligatory insurances affected by it shall:

(a)     subject always to paragraph (b), name that Guarantor as the sole named assured unless the interest of every other named assured is limited:

(i)     in respect of any obligatory insurances for hull and machinery and war risks;

(A)     to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)     to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)     in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between that Guarantor and every other named assured in proportion to the aggregate claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)     whenever the Security Trustee requires (following the written direction of the Majority Lenders), name (or be amended to name) the Security Trustee as additional assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)     name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)     provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)     provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)     provide that the Security Trustee may make proof of loss if that Guarantor fails to do so.

13.5     Renewal of obligatory insurances. Each Guarantor shall:

(a)     at least 21 days before the expiry of any obligatory insurance:

(i)     notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Guarantor proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)     obtain the Majority Lenders’ approval to the matters referred to in paragraph (i);

(b)     at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Majority Lenders’ approval pursuant to paragraph (a); and

(c)     procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6     Copies of policies; letters of undertaking. Each Guarantor shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to affect or renew and of a letter or letters of undertaking in a form required by the Majority Lenders and including undertakings by the approved brokers that:

(a)     they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment in accordance with the requirements of the Insurance Assignment for that Guarantor’s Ship;

(b)     they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)     they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances or if they cease to act as brokers;

(d)     they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Guarantor or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)     they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Guarantor under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee, following the written direction of the Majority Lenders.

13.7     Copies of certificates of entry. Each Guarantor shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)     a certified copy of the certificate of entry for that Ship;

(b)     a letter or letters of undertaking in such form as may be required by the Majority Lenders; and

(c)     a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8     Payment of premiums. Each Guarantor shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Majority Lenders.

13.9     Guarantees. Each Guarantor shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.10     Compliance with terms of insurances. No Guarantor shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)     each Guarantor shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Majority Lenders have not given its prior approval;

(b)     no Guarantor shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)     each Guarantor shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)     no Guarantor shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.11     Alteration to terms of insurances. No Guarantor shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.12     Settlement of claims. No Guarantor shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty without the consent of the Majority Lenders (not to be unreasonably withheld or delayed), and if so requested by the Majority Lenders shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.13     Provision of copies of communications. If requested by the Majority Lenders, each Guarantor shall provide the Security Trustee, at the time of each such communication, copies of all material written communications between that Guarantor and:

(a)     the approved brokers;

(b)     the approved protection and indemnity and/or war risks associations; and

(c)     the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)     that Guarantor’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)     any credit arrangements made between that Guarantor and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.14     Provision of information. In addition, each Guarantor shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Majority Lenders (or any such designated person) requests for the purpose of:

(a)     obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)     effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances;

and that Guarantor shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other reasonable expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.15     Mortgagee’s interest, additional perils and political risk insurances. The Security Trustee shall be entitled from time to time to effect, maintain and renew (i) mortgagee’s interest marine insurance, (ii) mortgagee’s interest additional perils insurance and/or (iii) mortgagee’s political risks / rights insurance in such amounts (not to exceed 120% of the Loan), on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider necessary and the Borrower and the Guarantors, jointly and severally, shall upon demand fully indemnify the Security Trustee in respect of all premiums and other reasonable expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.16     Review of insurance requirements. The Majority Lenders may review, at the reasonable expense of the Borrower, the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the Effective Date which are, in the reasonable opinion of the Majority Lenders significant and capable of affecting the relevant Security Party or a Ship and its insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the relevant Security Party may be subject.)

13.17     Modification of insurance requirements. The Security Trustee shall notify the Borrower and the Guarantors of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Security Trustee may or, on instruction of the Majority Lenders, shall reasonably consider necessary in the circumstances and such modification shall take effect on and from the date it is notified in writing to the Borrower and the Guarantors as an amendment to this Clause 13 and shall bind the Borrower and the Guarantors accordingly.

13.18     Compliance with instructions. Following the written direction of the Majority Lenders, the Security Trustee shall (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) deliver a notice prepared by the Majority Lenders that requires a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Majority Lenders until the relevant Security Party implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18. Notwithstanding the foregoing, none of the Borrower or the Guarantors shall be required to comply with this Clause 13.18 so long as they are in compliance with Clause 13.18 of the First Lien Loan Agreement.

14.     SHIP COVENANTS

14.1     General. From the Effective Date until all amounts payable hereunder have been paid in full, the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 14 except as the Agent, following the written direction of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld or delayed.

14.2     Ship’s name and registration. Each Guarantor shall:

(a)     keep the Ship owned by it registered in its name under the law of the Approved Flag;

(b)     not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperiled; and

(c)     not change the name or port of registry on which such Ship was registered when it became subject to a Mortgage.

14.3     Repair and classification. Each Guarantor shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)     consistent with first-class ship ownership and management practice;

(b)     so as to maintain the highest class for that Ship with the Classification Society, free of overdue recommendations and conditions affecting that Ship’s class; and

(c)     so as to comply with all laws and regulations applicable to vessels registered under the law of the Approved Flag on which that Ship is registered or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4     Classification Society instructions and undertaking. Each Guarantor shall instruct the Classification Society referred to in Clause 14.3(b) (and procure that the Classification Society undertakes with the Security Trustee, at the written direction of the Majority Lenders):

(a)     to send to the Security Trustee, following receipt of a written request from the Security Trustee (following the written direction of the Majority Lenders), certified true copies of all original class records held by the Classification Society in relation to that Guarantor’s Ship;

(b)     to allow the Security Trustee (or its designee), at any time and from time to time, to inspect the original class and related records of that Guarantor and the Ship owned by it either (i) electronically (through the Classification Society directly or by way of indirect access via the Borrower’s account manager and designating the Security Trustee (or its designee) as a user or administrator of the system under its account) or (ii) in person at the offices of the Classification Society, and to take copies of them electronically or otherwise, in each case following the written direction of the Majority Lenders;

(c)     to notify the Security Trustee immediately in writing if the Classification Society:

(i)     receives notification from that Guarantor or any other person that that Ship’s Classification Society is to be changed; or

(ii)     becomes aware of any facts or matters which may result in or have resulted in a condition of class or a recommendation, or a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Guarantor’s or that Ship’s membership of the Classification Society;

(d)     following receipt of a written request from the Security Trustee, at the written direction of the Majority Lenders:

(i)     to confirm that that Guarantor is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(ii)     if that Guarantor is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Classification Society.

14.5     Modification. No Guarantor shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on that Ship which would or is reasonably likely to materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.6     Removal of parts. No Guarantor shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favor of any person other than the Security Trustee and becomes on installation on that Ship, the property of that Guarantor and subject to the security constituted by the Mortgage, provided that a Guarantor may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.7     Surveys. Each Guarantor, at its sole expense, shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee (following the written direction of the Majority Lenders), provide the Security Trustee, at that Guarantor’s sole expense, with copies of all survey reports.

14.8     Inspection. Each Guarantor shall permit the Security Trustee (by surveyors or other persons appointed by the Majority Lenders for that purpose at the cost of the Borrower and the Guarantors) to board the Ship owned by it at all reasonable times but not more than once per year with 15 Business Days’ prior notice to the relevant Guarantor to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. The surveyors or other persons appointed by the Majority Lenders shall ensure that the operation of that Ship is not unduly interfered with as a result of such inspections.

14.9     Prevention of and release from arrest. Each Guarantor shall promptly discharge:

(a)     all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)     all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)     all other accounts payable whatsoever in respect of the Ship owned by it, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Guarantor shall procure its release by providing bail or otherwise as the circumstances may require.

14.10     Compliance with laws etc. Each Guarantor and, if applicable, the Borrower, shall

(a)     except to the extent the failure to comply with which could not reasonably be expected to have a Material Adverse Effect, comply, or procure compliance with, all laws or regulations:

(i)     relating to its business generally; or

(ii)     relating to the ownership, employment, operation and management of the Ship owned by it,

including but not limited to the ISM Code, the ISPS Code and all Environmental Laws;

(b)     without prejudice to the generality of paragraph (a) above, not employ the Ship owned by it nor allow its employment in any manner contrary to any laws or regulations, including but not limited to the ISM Code, the ISPS Code and all Environmental Laws;

(c)     without prejudice to the generality of paragraphs (a) or (b) above, except to the extent the failure to comply occurs solely as a direct result of the Disclosed Proceedings: (i) comply, or procure compliance with, all Sanctions and Anti-Corruption Laws and (ii) not employ the Ship owned by it nor allow its employment in any manner contrary to any Sanctions or Anti-Corruption Laws; and

(d)     in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless that Guarantor has (at its expense) effected any special, additional or modified insurance cover which the Majority Lenders may reasonably require.

14.11     Provision of information. Each Guarantor shall promptly provide the Security Trustee with any information which it reasonably requests regarding:

(a)     the Ship owned by it, its employment, position and engagements;

(b)     the Earnings and payments and amounts due to that Ship’s master and crew;

(c)     any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made in respect of that Ship;

(d)     any towages and salvages; and

(e)     that Guarantor’s, the Approved Manager’s and that Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request (following the written direction of the Majority Lenders), provide copies of any current charter and charter guarantee relating to that Ship and copies of that Guarantor’s or the Approved Manager’s Document of Compliance.

14.12     Notification of certain events. Each Guarantor shall immediately notify the Security Trustee by fax or Email, confirmed forthwith by letter, of:

(a)     any casualty which is or is likely to be or to become a Major Casualty;

(b)     any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)     any requirement or condition made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)     any arrest or detention of the Ship owned by it, any exercise or purported exercise of any Security Interest on that Ship or the Earnings or any requisition of that Ship for hire;

(e)     any intended dry docking of the Ship owned by it;

(f)     any Environmental Claim made against that Guarantor or in connection with the Ship owned by it, or any Environmental Incident;

(g)     any claim for breach of the ISM Code or the ISPS Code being made against that Guarantor, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)     any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and that Guarantor shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Majority Lenders shall require of that Guarantor’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13     Restrictions on chartering, appointment of managers etc. No Guarantor shall:

(a)     let the Ship owned by it on bareboat charter for any period, other than a Charter;

(b)     enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 18 months, other than a Charter;

(c)     enter into any charter in relation to that Ship under which more than two (2) months’ hire (or the equivalent) is payable in advance;

(d)     charter that Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(e)     appoint a manager of that Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Management Agreement;

(f)     de-activate or lay up that Ship;

(g)     change the Classification Society; or

(h)     put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,800,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any Security Interest on that Ship or the Earnings for the cost of such work or for any other reason.

14.14     Copies of Charters; Charter Assignment; Earnings Assignment. Provided that all approvals necessary under Clause 14.13 have been previously obtained, each Guarantor shall:

(a)     furnish promptly to the Agent a true and complete copy of any Charter for the Ship owned by it, all other documents related thereto and a true and complete copy of each material amendment or other modification thereof;

(b)     in respect of any such Charter, execute and deliver to the Agent a Charter Assignment and use reasonable commercial efforts to cause the charterer to execute and deliver to the Security Trustee a consent and acknowledgement to such Charter Assignment in the form required thereby; and

(c)     in respect of any contract for the employment of that Ship for a term which is or which by virtue of any optional extensions therein contained would be reasonably likely to be of less than 18 months duration, execute and deliver to the Agent an Earnings Assignment and use reasonable commercial efforts to cause the charterer to execute and deliver to the Security Trustee a consent and acknowledgement to such Earnings Assignment in the form required thereby (if any).

14.15     Notice of Mortgage. Each Guarantor shall keep the Mortgage registered against the Ship owned by it as a valid second priority (junior only to the Security Interest securing the First Lien Secured Liabilities subject to any maritime liens that may arise by operation of law) or preferred mortgage, carry on board that Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that such Ship is mortgaged by that Guarantor to the Security Trustee.

14.16     Sharing of Earnings. No Guarantor shall enter into any agreement or arrangement for the sharing of any Earnings other than (i) any pooling arrangements with NAVIG8 BULK POOL INC. or other pooling arrangements proposed by the Borrower or applicable Guarantor which the Agent shall, with the written consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), approve from time to time, such approval to be given within 5 Business Days and failure to provide such approval within such 5 Business Day period shall be deemed evidence of such approval and (ii) the deposit of any Earnings into the Borrower Earnings Account.

14.17     ISPS Code. Each Guarantor shall comply with the ISPS Code and in particular, without limitation, shall:

(a)     procure that the Ship owned by it and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)     maintain for that Ship an ISSC; and

(c)     notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.18     Scrapping. The Security Parties shall develop and implement a policy that any scrapping of a Ship is conducted in compliance with the IMO Convention for the Safe and Environmentally Sound Recycling of Ship and with the guidelines issued by the IMO in connection with such Convention.

14.19     Sanctions and Ship trading. Without limiting Clause 14.10, each Guarantor shall procure:

(a)     that the Ship owned by it shall not be used by or for the benefit of a Prohibited Person;

(b)     that such Ship shall not be used in trading in any manner contrary to Sanctions (or which could be contrary to Sanctions if Sanctions were binding on each Security Party);

(c)     that such Ship shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and

(d)     that each charterparty in respect of that Ship shall contain, for the benefit of that Guarantor, language which gives effect to the provisions of Clause 14.10(c) as regards Sanctions and of this Clause 14.19 and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which would result in a breach of Sanctions if Sanctions were binding on any Security Party).

15.     SECURITY COVER

15.1     General. From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 15 except as the Agent, following the written direction of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld or delayed. Notwithstanding any other provision of this Clause 15, the Borrower shall not be required to comply with any provision of this Clause 15 until the Discharge of the First Lien Obligations has occurred.

15.2     Minimum required security cover. If, at any time during the periods set forth below, if applicable, the Agent notifies the Borrower, following the written direction of the Majority Lenders, that:

(a)     the Security Value; plus

(b)     the net realizable value of any additional Collateral previously provided under this Clause 15 is below:

(i)     on or after July 1, 2017 and on or before September 30, 2017, subject to Clause 15.9, one hundred percent (100%) of Adjusted Net Debt,

(ii)     on or after October 1, 2017 and on or before December 31, 2017, subject to Clause 15.9, one hundred percent (100%) of Adjusted Net Debt,

(iii)     on or after January 1, 2018 and on or before December 31, 2018, one hundred ten percent (110%) of Adjusted Net Debt, or

(iv)     thereafter, one hundred twenty percent (120%) of Adjusted Net Debt,

the Agent (acting upon the written instruction of the Majority Lenders) shall require the Borrower to comply with the requirements of Clause 15.3.

15.3     Provision of additional Collateral; prepayment. If the Agent serves a notice on the Borrower under Clause 15.2, the Borrower shall, on or before the date falling thirty (30) days after the date on which the Agent’s notice is served under Clause 15.2,

(a)     prepay the First Lien Secured Liabilities (or, following the Discharge of the First Lien Obligations, the Loan) or a portion thereof,

(b)     increase the aggregate amount of cash and Cash Equivalents held by it and its subsidiaries subject to the perfected Security Interest of the Security Trustee,

(c)     provide, or ensure that a third party provides, additional Collateral which, in the opinion of the Majority Lenders, has a net realizable value at least equal to the shortfall and which has been documented in such terms as the Agent may, following the written direction of the Majority Lenders, approve or require, or

(d)     any combination of (a), (b) or (c) above,

in an aggregate amount sufficient to eliminate such shortfall.

15.4     Value of additional vessel Collateral. The net realizable value of any additional Collateral which is provided under Clause 15.3 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the definition of Fair Market Value.

15.5     Valuations binding. Any valuation under Clause 15.3 or 15.4 shall be binding and conclusive as regards the Borrower and the Guarantors, as shall be any valuation which the Majority Lenders make of any additional Collateral which does not consist of or include a Security Interest.

15.6     Provision of information. Subject to Clause 11.1(h), the Borrower shall promptly provide the Agent and any Approved Broker or other expert acting under Clause 15.4 with any information which the Majority Lenders or the Approved Broker or other expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7     Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 21.2, 21.3 and 22.3, the Borrower shall, on demand, pay the Majority Lenders the amount of the fees and expenses of any Approved Broker or other expert instructed by the Majority Lenders under this Clause 15 and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause 15.

15.8     Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.3.

16.     guarantee

16.1     Guarantee and indemnity. In order to induce the Lenders to make the Loan to the Borrower, each Guarantor, subject to the Intercreditor Agreement, irrevocably and unconditionally jointly and severally:

(a)     guarantees, as a primary obligor and not merely as a surety, to each Creditor Party, the punctual payment and performance by the Borrower when due, whether at stated maturity, by acceleration or otherwise, of all Secured Liabilities of the Borrower, whether for principal, interest, fees, expenses or otherwise (collectively, the “Guaranteed Obligations”);

(b)     undertakes with each Creditor Party that whenever the Borrower does not pay any Guaranteed Obligation when due, such Guarantor shall immediately on demand pay that Guaranteed Obligation as if it were the primary obligor; and

(c)     indemnifies each Creditor Party immediately on demand against any cost, loss or liability suffered or incurred by that Creditor Party (i) if any Guaranteed Obligation is or becomes unenforceable, invalid or illegal or (ii) by operation of law as a consequence of the transactions contemplated by the Finance Documents. The amount of the cost, loss or liability shall be equal to the amount which that Creditor Party would otherwise have been entitled to recover.

16.2     Continuing guarantee. This guarantee:

(a)     is a continuing guarantee;

(b)     constitutes a guarantee of punctual performance and payment and not merely of collection;

(c)     is joint and several with any other guarantee given in respect of the Guaranteed Obligations and shall not in any way be prejudiced by any other guarantee or security now or subsequently held by any Creditor Party in respect of the Guaranteed Obligations;

(d)     shall remain in full force and effect until the payment and performance in full of the Guaranteed Obligations and all other amounts payable hereunder regardless of any intermediate payment or discharge in whole or in part; and

(e)     shall be binding upon each Guarantor, its successors and permitted assigns.

16.3     Performance of Guaranteed Obligations; obligations pari passu.

(a)     Each Guarantor agrees that the Guaranteed Obligations will be performed and paid strictly in accordance with the terms of the relevant Finance Document regardless of any law or regulation or order of any court:

(i)     affecting (A) any term of such Finance Document or the rights of any of the Creditor Parties with respect thereto or (B) the Borrower’s ability or obligation to make or render, or right of any Creditor Party to receive, any payments or performance due thereunder; or

(ii)     which might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower.

(b)     The obligations of each Guarantor under this guarantee shall rank pari passu with all other unsecured obligations of such Guarantor.

16.4     Reinstatement. If any payment of any of the Guaranteed Obligations is rescinded, discharged, avoided or reduced or must otherwise be returned by a Creditor Party or any other person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Security Party or otherwise:

(a)     this guarantee shall continue to be effective or be reinstated, and the liability of each Guarantor hereunder shall continue or be reinstated, as the case may be, as if the payment, discharge, avoidance or reduction had not occurred; and

(b)     each Creditor Party shall be entitled to recover the value or amount of that payment from each Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

16.5     Liability absolute and unconditional. Subject to the Intercreditor Agreement, the obligations of each Guarantor under this Clause 16 shall be irrevocable, absolute and unconditional and shall not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 16, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)     any time, waiver or consent granted to, or composition with, any Security Party or other person;

(b)     the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party;

(c)     the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(d)     any incapacity or lack of power, authority or legal personality of or dissolution or change in the corporate or company structure or status of a Security Party or any other person (including without limitation any change in the holding of such Security Party’s or other person’s Equity Interests);

(e)     any amendment to or replacement of a Finance Document or any other document or security;

(f)     any unenforceability, illegality or invalidity of any obligation of any Security Party or any other person under any Finance Document or any other document or security;

(g)     any bankruptcy, insolvency or similar proceedings; or

(h)     any other circumstance whatsoever that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Security Party.

16.6     Waiver of promptness, etc. Each of the Guarantors hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this guarantee and any requirement that a Creditor Party protect, secure, perfect or insure any Security Interest or any property subject thereto or exhaust any right or take any action against any Security Party or any other person or entity or any Collateral.

16.7     Waiver of revocation, etc. Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this guarantee.

16.8     Waiver of certain defenses. Each Guarantor hereby unconditionally and irrevocably waives:

(a)     any defense arising by reason of any claim or defense based upon an election of remedies by a Creditor Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against the Borrower, any of the other Security Parties, any other guarantor or any other person or entity or any Collateral; and

(b)     any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

16.9     Waiver of disclosure, etc. Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Creditor Party to disclose to the Guarantors any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Security Party or any of their respective subsidiaries now or hereafter known by any Creditor Party.

16.10     Immediate recourse. Each Guarantor waives any right it may have of first requiring any Creditor Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the that Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.11     Acknowledgment of benefits. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents and that the waivers set forth in this Clause 16 are knowingly made in contemplation of such benefits.

16.12     Independent obligations. The obligations of each Guarantor under or in respect of this guarantee are independent of the Guaranteed Obligations or any other obligations of the Borrower or any other Security Party under or in respect of the Finance Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this guarantee irrespective of whether any action is brought against the Borrower or any other Security Party or whether the Borrower or any other Security Party is joined in any such action or actions.

16.13     Deferral of Guarantors’ rights. Until the Guaranteed Obligations have been irrevocably paid and performed in full and unless the Agent otherwise directs (following the written direction of the Majority Lenders), no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)     to be indemnified by another Security Party;

(b)     to claim any contribution from any other guarantor of any Security Party’s obligations under the Finance Documents; and/or

(c)     to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Creditor Party.

16.14     Limitation of liability. Each of the Guarantors and the Creditor Parties hereby confirms that it is its intention that the Guaranteed Obligations not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law. To effectuate the foregoing intention, each of the Guarantors and the Creditor Parties hereby irrevocably agrees that the Guaranteed Obligations guaranteed by each Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

16.15     Reliance of Creditor Parties. Each of the Creditor Parties has entered into this Agreement in reliance upon, among other things, this guarantee.

16.16     Release of a Guarantor and of Guarantors’ right of contribution. Upon the sale of its Ship, a Guarantor may request to be released as a guarantor hereunder and in respect of its obligations under the other Finance Documents to which it is a party. Provided that no Event of Default has occurred and is continuing, or would result therefrom, and that no payment is then due from that guarantor under any of the Finance Documents to which it is a party, upon the written approval of the Agent (acting following the written direction of the Majority Lenders, such consent not to be unreasonably withheld), such Guarantor shall be deemed a retiring guarantor (in such capacity, a “Retiring Guarantor”) and shall cease to be a Guarantor hereunder and released from its obligations hereunder and under the other Finance Documents, and on the date such Retiring Guarantor ceases to be a Guarantor:

(a)     that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)     each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.     PAYMENTS AND CALCULATIONS

17.1     Currency and method of payments. All payments to be made by the Lenders or by the Security Parties under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it, in each case without setoff or counterclaim:

(a)     by not later than 11:00 a.m. (New York City time) on the due date;

(b)     in immediately available Dollar funds;

(c)     in the case of an amount payable by a Lender to the Agent or by another Security Party to the Agent or any Lender, to the account or bank as the Agent may from time to time notify to the Borrower, the other Security Parties or the other Creditor Parties; and

(d)     in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

17.2     Payment on non-Business Day. If any payment by a Security Party under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)     the due date shall be extended to the next succeeding Business Day; or

(b)     if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

17.3     Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year; provided that interest, commitment fees and other payments accruing at the Base Rate shall be calculated on the basis of the actual number of days elapsed and a 365/366 day year.

17.4     Distribution of payments to Creditor Parties. Subject to Clauses 17.5, 17.6 and 17.7 and the Intercreditor Agreement:

(a)     any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or the Security Trustee by payment to such account as the Lender or the Security Trustee may have notified to the Agent not less than five (5) Business Days previously; and

(b)     amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

17.5     Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

17.6     Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

17.7     Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or the Lender concerned shall, on demand:

(a)     refund the sum in full to the Agent; and

(b)     pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

17.8     Agent may assume receipt. Clause 17.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

17.9     Creditor Party accounts. Each Creditor Party other than the Servicing Banks shall maintain accounts showing the amounts owing to it by the Borrower and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any other Security Party.

17.10     Intentionally omitted.

17.11     Accounts prima facie evidence. If any accounts maintained under Clauses 17.9 and 17.10 show an amount to be owing by the Borrower or any other Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

18.     APPLICATION OF RECEIPTS

18.1     Normal order of application. Except as any Finance Document may otherwise provide, and subject to the Intercreditor Agreement, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)     FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)     first, in or towards satisfaction of all fees and expenses then due and payable to the Agent and the Security Trustee under Clauses 21.1 through 21.3;

(ii)     second, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii), (iii), (iv) and (v) (including, but without limitation, all amounts payable by the Borrower under Clauses 21, 22 and 23 of this Agreement or by the Borrower or any other Security Party under any corresponding or similar provision in any other Finance Document);

(iii)     third, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents; and

(iv)     fourth, in or towards satisfaction pro rata of any and all amounts of principal payable to the Lenders under this Agreement; and

(b)     SECOND: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Majority Lenders, by notice to the Agent, the Borrower, the other Security Parties and the other Creditor Parties, state in their opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 18.1(a); and

(c)     THIRD: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

18.2     Variation of order of application. Except for Clause 18.1(a)(i), the Agent shall, following the written direction of the Majority Lenders, by notice to the Borrower, the other Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 18.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

18.3     Notice of variation of order of application. The Agent shall give notices under Clause 18.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

18.4     Appropriation rights overridden. This Clause 18 and any notice which the Agent gives under Clause 18.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any other Security Party.

18.5     Payments in excess of Contribution.

(a)     If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, counterclaim or otherwise) in excess of its Contribution, such Lender shall forthwith purchase from the other Lenders such participation in their respective Contributions as shall be necessary to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

(b)     The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Clause 18.5 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(c)     Notwithstanding paragraphs (a) and (b) of this Clause 18.5, any Lender which shall have commenced or joined (as a plaintiff) in an action or proceeding in any court to recover sums due to it under any Finance Document and pursuant to a judgment obtained therein or a settlement or compromise of that action or proceeding shall have received any amount, such Lender shall not be required to share any proportion of that amount with a Lender which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in the same or another court.

(d)     Each Lender exercising or contemplating exercising any rights giving rise to a receipt or receiving any payment of the type referred to in this Clause 18.5 or instituting legal proceedings to recover sums owing to it under this Agreement shall, as soon as reasonably practicable thereafter, give notice thereof to the Agent who shall give notice to the other Lenders.

19.     APPLICATION OF EARNINGS

19.1     General. From the Effective Date until all amounts payable hereunder have been paid in full, the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 19 except as the Agent, following the written direction of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld or delayed.

19.2     Payment of Earnings.

(a)     Each of the Guarantors, as the case may be, undertakes with each Creditor Party to ensure that, subject only to the provisions of the relevant Charter Assignment or Earnings Assignment, all Earnings of the Ship owned by it are paid to that Ship’s Earnings Account.

(b)     The Borrower undertakes with each Creditor Party to ensure that, subject to the provisions of the relevant Charter Assignment or Earnings Assignment, it shall cause each of the Guarantors to pay all Earnings of each Ship to the Borrower Earnings Account.

19.3     Funding of Liquidity Account. On or substantially concurrently with the Effective Date, the Borrower shall deposit an amount not less than 100% of the Minimum Liquidity in the Liquidity Account.

19.4     Location of accounts. The Borrower and each of the Guarantors, as the case may be, shall promptly:

(a)     comply with any requirement of the Agent, following the written direction of the Majority Lenders, as to the location or re-location of the Borrower Earnings Account, any Earnings Account and the Liquidity Account (or any of them), and without limiting the foregoing, the Borrower and each of the Guarantors agree to segregate the Borrower Earnings Account, any Earnings Account and the Liquidity Account (or any of them) from the banking platform on which their other accounts are located or designated; and

(b)     execute any documents which the Agent, following the written direction of the Majority Lenders, specifies to create or maintain in favor of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Borrower Earnings Account, any Earnings Account and the Liquidity Account.

19.5     Debits for expenses etc. The Agent, following the written direction of the Majority Lenders, shall be entitled (but not obliged) from time to time to debit the Borrower Earnings Account or any Earnings Account without prior notice in order to discharge any amount due and payable under Clause 21 or 22 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 21 or 22.

19.6     Borrower’s obligations unaffected. The provisions of this Clause 19 do not affect:

(a)     the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)     any other liability or obligation of the Borrower or any other Security Party under any Finance Document.

20.     EVENTS OF DEFAULT

20.1     Events of Default. An Event of Default occurs if:

(a)     the Borrower or any other Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document or, only in the case of sums payable on demand, within five (5) Business Days after the date when first demanded, provided that if such failure to pay a sum when due is solely the result of an administrative or technical error, it shall not constitute an Event of Default unless such failure continues unremedied for more than three (3) Business Days from the occurrence thereof; or

(b)     any breach occurs of any of Clauses 8.9, 9.2, 11.1(g), 11.1(s), 11.1(t), 11.1(z), 11.1(cc), 11.2(b), 11.2(e), 11.2(p), 11.2(r) (except that, notwithstanding the foregoing, a breach of Clause 11.2(r) shall not constitute an Event of Default if such breach was inadvertent and immaterial), 11.2(s), 12, 13 or 15.3; or

(c)     any breach by the Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (e) of this Clause 20.1); provided, that such breach shall not constitute an Event of Default if such default (i) is capable of remedy and (ii) is remedied within 10 Business Days after written notice from the Agent (following the written notice of the Majority Lenders) requesting action to remedy the same; or

(d)     intentionally omitted; or

(e)     any representation, warranty or statement made or repeated by, or by an officer or director of, the Borrower or any other Security Party in a Finance Document or in the Borrowing Request or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made or repeated; or

(f)     an event of default, or an event or circumstance which, with the giving of any notice, the lapse of time or both would constitute an event of default, has occurred on the part of a Security Party under (i) any contract or agreement (including but not limited to swap liabilities) (other than the Finance Documents) to which such Security Party is a party and the value of which is or exceeds $1,800,000 or (ii) the First Lien Loan Agreement or any of the documents related thereto, and, in each case, such event of default has not been cured within any applicable grace period;

(g)     any Financial Indebtedness of a Security Party in excess of $1,800,000 is not paid when due (or if there is a grace period, within such grace period) or, only in the case of sums payable on demand, when first demanded; or

(h)     any Security Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or repudiates or rescinds any material contract or agreement; or

(i)     any proceeding shall be instituted by or against any Security Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and solely in the case of an involuntary proceeding:

(i)     such proceeding shall remain undismissed or unstayed for a period of 60 days; or

(ii)     any of the actions sought in such involuntary proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or

(j)     all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interest in, any Security Party are seized, nationalized, expropriated or compulsorily acquired by or under authority of any government; or

(k)     a creditor attaches or takes possession of, or a distress, execution, sequestration or process (each an “action”) is levied or enforced upon or sued out against, a material part of the undertakings, assets, rights or revenues (the “assets”), including but not limited to a Ship, of any Security Party in relation to a claim by such creditor which, in the reasonable opinion of the Majority Lenders, is likely to materially and adversely affect the ability of such Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any Finance Document to which it is a party and such Security Party does not procure that such action is lifted, released or expunged within fourteen (14) Business Days of such action being (i) instituted and (ii) notified to such Security Party; or

(l)     any final judgment or order rendered by any court of competent jurisdiction for the payment of money in excess of $2,400,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against a Security Party and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within forty-five (45) days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

(m)     any Security Party ceases or suspends or threatens to cease or suspend the carrying on of its business, or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement, except in the case of a sale or a proposed sale of the Ship by the Borrower; or

(n)     it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)     for any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders reasonably consider material under a Finance Document;

(ii)     for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(o)     any consent necessary to enable a Guarantor to own, operate or charter the Ship owned by it or to enable the Borrower or any other Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or a Charter is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(p)     any provision of a Finance Document which the Majority Lenders consider material proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(q)     the security constituted by a Finance Document becomes unenforceable; or

(r)     an Event of Default (as defined in section 14 of a Master Agreement (as defined in the First Lien Loan Agreement)) occurs; or

(s)     there occurs or develops a Material Adverse Effect; or

(t)     the results of any survey or inspection of a Ship pursuant to Clause 14.7 or 14.8 are deemed unsatisfactory by the Majority Lenders in their sole, reasonable discretion after giving due consideration to the type and age of that Ship and whether such results adversely affect that Ship’s Fair Market Value or safe operation, unless such survey or inspection is revised to the satisfaction of the Majority Lenders within 60 days of the date that a copy of the original inspection is delivered by the Borrower to the Agent; or

(u)     the amount required to be held in the Liquidity Account as the Minimum Liquidity required pursuant to Clause 19.3 falls below the amount required under Clause 19.3 during the Security Period; or

(v)     the registration of a Ship under the Approved Flag is terminated or not renewed prior to its expiration date;

(w)     the political instability in a Ship’s flag state or in a jurisdiction relevant to a Secured Party which, in the reasonable opinion of the Majority Lenders, has a Material Adverse Effect and the relevant Secured Party shall not transfer registration of such Ship to a flag state which is reasonably acceptable to the Majority Lenders within 60 days;

(x)     a Change of Control shall occur with respect to the Parent; or

(y)     any of the Parent, or any other direct or indirect owner of the Borrower that is a subsidiary of the Parent, shall engage in any business activities or have any assets or liabilities other than (i) its ownership of the Equity Interests of the Borrower and any Non-Borrower Affiliates and any liabilities resulting therefrom, (ii) the performance of its rights and obligations under or in connection with its organizational documents, (iii) actions incidental to maintaining its existence and complying with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, if any, and other activities, liabilities and agreements typical of a holding company that does not itself have any business or operations, (iv) the issuance of Equity Interests to its owners, (v) the contribution of capital to the Borrower and any Non-Borrower Affiliates, and (vi) activities ancillary and related to any of the foregoing;

20.2     Actions following an Event of Default. Subject to the Intercreditor Agreement, on, or at any time after, the occurrence of an Event of Default:

(a)     If so directed in writing by the Majority Lenders, the Agent shall:

(i)     serve on the Borrower a notice stating that all obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)     serve on the Borrower a notice stating that the Loan, together with accrued interest and all other amounts accrued or owing under this Agreement, are immediately due and payable or are due and payable on demand, provided that in the case of an Event of Default under either of Clauses 20.1(h) or (i), the Loan and all accrued interest and other amounts accrued or owing hereunder shall be deemed immediately due and payable without notice or demand therefor; and/or

(iii)     take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)     If so directed in writing by the Majority Lenders, the Security Trustee shall, take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law to enforce the Security Interests created by this Agreement and any other Finance Document in any manner available to it and in such sequence as the Majority Lenders may, in their absolute discretion, determine.

20.3     Termination of Obligations. On the service of a notice under Clause 20.2(a)(i), all obligations of each Lender to the Borrower under this Agreement shall be cancelled.

20.4     Acceleration of Loan. Subject to the Intercreditor Agreement, on the service of a notice under Clause 20.2(a)(ii), all or, as the case may be, the part of the Loan specified in the notice, together with accrued interest and all other amounts accrued or owing from the Borrower or any other Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

20.5     Multiple notices; action without notice. The Agent may serve notices under Clauses 20.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 20.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices, in each of the foregoing cases following the written direction of the Majority Lenders.

20.6     Notification of Creditor Parties and Security Parties. The Agent shall provide to each Lender and send to each Security Party a copy of the text of any notice which the Agent serves on the Borrower under Clause 20.2. Such notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defense.

20.7     Creditor Party rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

20.8     Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to any Security Party:

(a)     for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)     as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realized from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, provided that nothing in this Clause 20.8 shall exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the gross negligence or the willful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees, and in the case of the Agent or the Security Trustee, as determined by a court of appropriate jurisdiction in a final non-appealable judgment.

20.9     Intentionally omitted.

20.10     Credit Bidding. Subject to the Intercreditor Agreement, following the written direction of the Majority Lenders, the Agent or the Security Trustee, as applicable, on behalf of the Lenders, shall have the right to credit bid and purchase for the benefit of the Lenders all or any portion of Collateral at any sale thereof conducted by the Security Trustee or the Agent under the provisions of the applicable Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 thereof, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Security Trustee or the Agent (whether by judicial action or otherwise) in accordance with applicable law.

21.     FEES AND EXPENSES

21.1     Fees. The Borrower shall pay to the Agent all fees in the amounts and on the dates set out in the Fee Letter.

21.2     Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document, including, without limitation, the reasonable fees and disbursements of a Creditor Party’s legal counsel and any local counsel retained by them.

21.3     Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:

(a)     any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)     any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)     the valuation of any Collateral provided or offered under Clause 15 or any other matter relating to such Collateral; or

(d)     any step taken by the Security Trustee or a Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

Without limiting the foregoing, the Borrower shall pay to the Agent, on the Agent’s demand, all of the Agent and the Security Trustee’s reasonable costs and expenses arising out of or relating to the hiring of third party consultants, legal counsel, financial advisors and other consultants in connection with this Agreement and each other Finance Document, including the expenses of any local counsel necessary to enforce the rights and remedies of the Agent or the Security Trustee in accordance with the Finance Documents. There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules. The fees, expenses, and other amounts set forth under Clauses 21.1 through 21.3 inclusive shall be fully earned and irrevocable when paid and shall not be refundable for any reason whatsoever.

21.4     Intentionally omitted.

21.5     Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

21.6     Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22.     INDEMNITIES

22.1     Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent, the Security Trustee and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)     the Loan not being borrowed on the date specified in the Borrowing Request for any reason other than a default by the Lender claiming the indemnity;

(b)     the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)     any failure (for whatever reason) by the Borrower or any other Security Party to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7); or

(d)     the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 20.

It is understood that the indemnities provided in this Clause 22.1 shall not apply to any claim, cost or expense which is a tax levied by a taxing authority on the indemnified party, but shall apply to any other costs associated with any tax which is not a Non-indemnified Tax, and any taxes that represent costs arising from a non-tax claim.

22.2     Breakage costs. Without limiting its generality, Clause 22.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)     in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)     in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

22.3     Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)     any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)     any other Pertinent Matter, other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or willful misconduct or gross negligence of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 22.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law, Sanctions or Anti-Corruption Laws.

22.4     Currency indemnity. If any sum due from the Borrower or any other Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)     making or lodging any claim or proof against the Borrower or any other Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)     obtaining an order or judgment from any court or other tribunal; or

(c)     enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 22.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 22.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

22.5     Intentionally omitted.

22.6     Certification of amounts. A notice which is signed by the Agent, the Security Trustee, or an officer of another Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 22 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22.7     Sums deemed due to a Lender. For the purposes of this Clause 22, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

23.     NO SET-OFF OR TAX DEDUCTION; tax indemnity; FATCA

23.1     No deductions. All amounts due from a Security Party under a Finance Document shall be paid:

(a)     without any form of set-off, cross-claim or condition; and

(b)     free and clear of any tax deduction except a tax deduction which such Security Party is required by law to make.

23.2     Grossing-up for taxes. If a Security Party or the Agent is required by law to make a tax deduction from any payment:

(a)     such Security Party shall notify the Agent as soon as it becomes aware of the requirement;

(b)     such Security Party shall or shall instruct the Agent, to, pay the tax deducted to the appropriate taxation authority promptly, and to the extent reasonably possible before any fine or penalty arises; and

(c)     except if the deduction is for collection or payment of a Non-indemnified Tax of a Creditor Party, (i) the amount due from the Security Parties in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received and (ii) the Security Parties shall indemnify the Agent as provided in Clause 23.5 hereunder.

23.3     Evidence of payment of taxes. Within one (1) month after making any tax deduction, the relevant Security Party shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

23.4     Refunds. If a Creditor Party determines, in its sole discretion exercised in good faith, that it is entitled to claim a refund from a taxation authority of any Taxes for which it has been indemnified by a Security Party, or with respect to which a Security Party has paid increased amounts, pursuant to this Section 23, it shall promptly notify the Security Party of the availability of such refund claim and shall make the appropriate claim to such taxing authority for such refund. If a Creditor Party receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Tax as to which it has been indemnified by a Security Party, or with respect to which the Security Party has paid increased amounts, pursuant to this Section 23, it shall within 30 days from the date of such receipt pay over such refund to the relevant Security Party net of all out-of-pocket third-party expenses of such Creditor Party. Such Security Party, upon the request of such Creditor Party, shall repay to such Creditor Party the amount paid over pursuant to this Clause 23.4 (plus any penalties, interest or other charges imposed by the relevant taxing authority) in the event that such Creditor Party is required to repay such refund to such taxing authority. Notwithstanding anything to the contrary contained in this Clause 23.4, in no event will a Creditor Party be required to pay any amount to a Security Party pursuant to this Clause 23.4 the payment of which would place the Creditor Party in a less favorable net after-tax position than the Creditor Party would have been in if the tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This Clause 23.4 shall not be construed to require any Creditor Party to make available its tax returns (or any other information relating to taxes that it deems confidential) to any person.

23.5     Indemnity for taxes. The Security Parties hereby indemnify and agree to hold each Creditor Party harmless from and against all taxes other than Non-indemnified Taxes levied on such Creditor Party (including, without limitation, taxes imposed on any amounts payable under Clause 23.3, this Clause 23.5 and Clause 23.10) paid or payable by such person, whether or not such taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which such Creditor Party makes written demand therefor specifying in reasonable detail the amount of such taxes (which written demand shall be conclusive as to amount absent manifest error).

23.6     Exclusion from indemnity and gross-up for taxes. The Security Parties shall not be required to indemnify any Creditor Party for a tax pursuant to Clause 23.5, or to pay any additional amounts to any Creditor Party pursuant to Clause 23.2, to the extent that the tax is collected by withholding on payments (a “Withholding”) and is levied by a Pertinent Jurisdiction of the payer (it being understood that without limitation with respect to any other Clause herein, for purposes of this Clause 23.6, the term Pertinent Jurisdiction shall include the United States of America or any political subdivision thereof) and:

(a)     the person claiming such indemnity or additional amounts was not an original party to this Agreement and under applicable law (after taking into account relevant treaties and assuming that such person has provided all forms it may legally and truthfully provided) on the date such person became a party to this Agreement a Withholding would have been required on such payment, provided that this exclusion shall not apply to the extent such Withholding does not exceed the Withholding that would have been applicable if such payment had been made to the person from whom such person acquired its rights under the Agreement and this exclusion shall not apply to the extent that such Withholding exceeds the amount of Withholding that would have been required under the law in effect on the date such person became a party to this Agreement; or

(b)     the person claiming such indemnity or additional amounts is a Lender who has changed its Lending Office and under applicable law (after taking into account relevant treaties and assuming that such Lender has provided all forms it may legally and truthfully provide) on the date such Lender changed its Lending Office Withholding would have been required on such payment, provided that this exclusion shall not apply to the extent such Withholding does not exceed the Withholding that would have been applicable to such payment if such Lender had not changed its Lending Office and this exclusion shall not apply to the extent that the Withholding exceeds the amount of Withholding that would have been required under the law in effect immediately after such Lender changed its Lending Office; or

(c)     in the case of a Lender, to the extent that Withholding would not have been required on such payment if such Lender has complied with its obligations under Section 23.7 below.

23.7     Delivery of tax forms.

(a)     In the event that Withholding taxes may be imposed under the laws of any jurisdiction in respect of payments on the Loan or other amounts due under this Agreement and if certain documentation provided by a Lender could reduce or eliminate such Withholding taxes under the laws of such jurisdiction or any treaty to which the jurisdiction is a party, then, upon written request by the Borrower or Agent, a Lender that is entitled to an exemption from, or reduction in the amount of, such Withholding tax shall deliver to the Borrower or Agent, as applicable (with a copy to the Agent, if such delivery is to the Borrower), at the time or times prescribed by applicable law or promptly after receipt of Borrower’s or Agent’s request, whichever is later, such properly completed and executed documentation requested by the Borrower or Agent, if any, as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or delivery would not materially prejudice the legal or commercial position of such Lender.

(b)     Each Lender shall deliver such forms as required in this Clause 23.7 within 20 days after receipt of a written request therefor from the Agent or Borrower.

(c)     Notwithstanding any other provision of this Clause 23.7, a Lender shall not be required to deliver any form pursuant to this Clause 23.7 that such Lender is not legally entitled to deliver.

23.8     Intentionally omitted.

23.9     FATCA information.

(a)     Subject to paragraph (c) below, each FATCA Relevant Party confirms to each other FATCA Relevant Party that it is a FATCA Exempt Party on the date hereof (or in the case of a Transferee Lender, on the date of its applicable Transfer Certificate), and thereafter within ten (10) Business Days of a reasonable request by another FATCA Relevant Party shall:

(i)     confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(ii)     supply to the requesting party (with a copy to all other FATCA Relevant Parties) such other form or forms (including IRS Form W-8 (including, without limitation, a W-8BEN-E) or Form W-9 or any successor or substitute form, as applicable) and any other documentation and other information relating to its status under FATCA (including its applicable “passthru percentage” or other information required under FATCA or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purpose of determining whether any payment to such party is subject to any FATCA Deduction.

(b)     If a FATCA Relevant Party confirms to any other FATCA Relevant Party that it is a FATCA Exempt Party or provides an applicable IRS Form W-8 (including, without limitation, a W-8BEN-E) or W-9 to showing that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall so notify such other FATCA Relevant Party reasonably promptly.

(c)     Nothing in this Clause 23.9 shall obligate any FATCA Relevant Party to do anything which would or, in its reasonable opinion, might constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided that nothing in this paragraph shall excuse any FATCA Relevant Party from providing a true complete and correct applicable IRS Form W-8 (including, without limitation, a W-8BEN-E) or W-9 (or any successor or substitute form where applicable). Any information provided on such aforementioned IRS Form W-8 or W-9 (or any successor or substitute form where applicable) shall not be treated as confidential information of such party for purposes of this paragraph.

(d)     If a FATCA Relevant Party fails to confirm its status or to supply forms, documentation or other information requested in accordance the provisions of this Agreement or the provided information is insufficient under FATCA, then:

(i)     such party shall be treated as if it were a FATCA Non-Exempt Party; and

(ii)     if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides sufficient confirmation, forms, documentation or other information to establish the relevant facts.

23.10     FATCA withholding.

(a)     A FATCA Relevant Party making a payment to any FATCA Non-Exempt Party shall make such FATCA Deduction as it determines is required by law and shall render payment to the IRS within the time allowed and in the amount required by FATCA.

(b)     If a FATCA Deduction is required to be made by any FATCA Relevant Party to a FATCA Non-Exempt Party, such FATCA Deduction shall be treated as if it had been paid by such FATCA Relevant Party to such FATCA Non-Exempt Party.

(c)     Each FATCA Relevant Party shall promptly upon becoming aware that a FATCA Deduction is required with respect to any payment owed to it (or that there is any change in the rate or basis of a FATCA Deduction) notify the Security Parties and any other party that may be required to make a FATCA Deduction accordingly.

(d)     Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the party making such FATCA Deduction shall deliver to the Agent for delivery to the party on account of whom the FATCA Deduction was made evidence reasonably satisfactory to that party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the IRS.

(e)     A FATCA Relevant Party who becomes aware that it must make a FATCA Deduction in respect of a payment to another FATCA Relevant Party (or that there is any change in the rate or basis of such FATCA Deduction) shall notify that party and the Agent.

(f)     The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Lender which relates to a payment by the Borrower (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Borrower and the relevant Lender. If the Agent is required to make a FATCA Deduction, the FATCA Relevant Party subject to the FATCA Deduction must provide the Agent with all documentation reasonably requested by the Agent to comply with the Agent’s obligations under FATCA and to determine the amount of the FATCA Deduction to be made.

(g)     If a FATCA Deduction is made as a result of any Creditor Party failing to be a FATCA Exempt Party, such party shall indemnify each other Creditor Party against any loss, cost or expense to it resulting from such FATCA Deduction.

23.11     FATCA mitigation.      23.10 in respect of a payment to any FATCA Non-Exempt Lender, the FATCA Non-Exempt Lender may either:

(i)     transfer its entire interest in the Loan to a U.S. branch or Affiliate, or

(ii)     nominate one or more transferee lenders who upon becoming a Lender would be a FATCA Exempt Party, by notice in writing to the Agent and the Borrower specifying the terms of the proposed transfer, and cause such transferee lender(s) to purchase all of the FATCA Non-Exempt Lender’s interest in the Loan.

24.     ILLEGALITY, ETC.

24.1     Illegality. If it becomes unlawful in any applicable jurisdiction for a Lender (the “Notifying Lender”) to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan (including, without limitation, any such performance, funding or maintenance that becomes unlawful as a result of Sanctions):

(a)     the Notifying Lender shall promptly notify the Agent in writing upon becoming aware of that event; and

(b)     the Borrower shall repay the Notifying Lender’s participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Notifying Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

24.2     Mitigation. If circumstances arise which would result in a notification under Clause 24.1 then, without in any way limiting the obligations of the Borrower under Clause 24.1, the Notifying Lender shall use reasonable commercial efforts to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)     have an material adverse effect on its business, operations or financial condition; or

(b)     involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)     involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

25.     INCREASED COSTS

25.1     Increased costs. This Clause 25 applies if a Lender (the “Notifying Lender”) notifies the Agent in writing that the Notifying Lender considers that as a result of:

(a)     the introduction or alteration after the date of this Agreement of a law or an alteration after the Effective Date in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a Non-indemnified Tax); or

(b)     complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the Effective Date, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, are deemed to have been introduced or adopted after the Effective Date, regardless of the date enacted or adopted.

25.2     Meaning of “increased costs”. In this Clause 25, “increased costs” means, in relation to a Notifying Lender:

(a)     an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)     a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)     an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)     a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement; but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 23 or an item arising directly out of the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates).

For the purposes of this Clause 25.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

25.3     Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the other Security Parties of the notice which the Agent received from the Notifying Lender under Clause 25.1.

25.4     Payment of increased costs. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

25.5     Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 25.4, the Borrower may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period; provided that no such prepayments shall be made until a Discharge of First Lien Obligations has occurred.

25.6     Prepayment. A notice under Clause 25.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty but subject to any applicable prepayment fee under Clause 8.10(c)) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

25.7     Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 25.6.

26.     SET-OFF

26.1     Application of credit balances. Upon the occurrence and during the continuance of an Event of Default, and subject to the Intercreditor Agreement, each Creditor Party may without prior notice:

(a)     apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower or any of the Guarantors at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower or any of the Guarantors to that Creditor Party under any of the Finance Documents; and

(b)     for that purpose:

(i)     break, or alter the maturity of, all or any part of a deposit of the Borrower or any Guarantor;

(ii)     convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)     enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

26.2     Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 26.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

26.3     Sums deemed due to a Lender. For the purposes of this Clause 26, a sum payable by the Borrower or any of the Guarantors to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26.4     No Security Interest. This Clause 26 gives the Creditor Parties a contractual right of set-off only, and does not create any Security Interest over any credit balance of the Borrower or any of the Guarantors.

27.     TRANSFERS AND CHANGES IN LENDING OFFICES

27.1     Transfer by Borrower or Guarantors. Neither the Borrower nor any of the Guarantors may, without the consent of the Agent, given on the written instructions of all the Lenders, transfer any of its rights, liabilities or obligations under any Finance Document.

27.2     Transfer by a Lender. Subject to Clause 27.4, a Lender (the “Transferor Lender”) may at any time, without needing the consent of the Borrower or any other Security Party, cause its rights in respect of all or part of its Contribution to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or trust, fund or other person (a “Transferee Lender”) which is (i) regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and (ii) not an Affiliate of the Borrower by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

Notwithstanding the foregoing, any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee shall be determined in accordance with Clause 31.

27.3     Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)     sign the Transfer Certificate;

(b)     send to the Borrower and each other Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)     send to the Transferee Lender copies of the letters or faxes sent under paragraph (b), but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once the Agent (i) is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations to the transfer to that Transferee Lender and (ii) receives the registration fee under Clause 27.11.

27.4     Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided that it is signed by the Agent under Clause 27.3 on or before that date.

27.5     No transfer without Transfer Certificate. Except as provided in Clause 27.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any other Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

27.6     Lender re-organization; waiver of Transfer Certificate. If a Lender enters into any merger, de-merger or other reorganization as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

27.7     Effect of Transfer Certificate. The effect of a Transfer Certificate is as follows:

(a)     to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any other Security Party had against the Transferor Lender;

(b)     Intentionally Omitted;

(c)     the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)     the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)     any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any other Security Party against the Transferor Lender had not existed;

(f)     the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 21, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)     in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any other Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

27.8     Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender and the effective date (in accordance with Clause 27.4) of any Transfer Certificate (the “Register”). The Agent shall make the Register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least three (3) Business Days’ prior notice.

27.9     Reliance on register of Lenders. The entries on that Register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

27.10     Authorization of Agent to sign Transfer Certificates. The Borrower, the Guarantors, the Security Trustee and each Lender irrevocably authorizes the Agent to sign Transfer Certificates.

27.11     Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $5,000 from either the Transferor Lender or the Transferee Lender.

27.12     Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any other Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them. Each Lender that effects a transfer pursuant to this Clause 27.12 shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in which it shall record the name and address of the transferee and the principal amounts (and stated interest) of such transferee’s interest in the Loan; provided that no Lender shall have any obligation to disclose all or any portion of such register to any person except to the extent that such disclosure is necessary to establish that the Loan is in registered form for tax purposes. The entries in such register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in such register as the owner of such transferred rights for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining such register and shall only recognize the Lenders set forth on the Register that it maintains pursuant to Clause 27.8.

27.13     Disclosure of information. Each of the Borrower and the Guarantors irrevocably authorizes each Creditor Party to give, divulge and reveal from time to time information and details relating to their accounts, the Ships, the Finance Documents, the Loan or the Commitments to:

(a)     any private, public or internationally recognized governmental or regulatory authorities that are entitled to and have requested to obtain such information;

(b)     the Creditor Parties’ respective head offices, branches and affiliates and professional advisors;

(c)     any other parties to the Finance Documents;

(d)     a rating agency or their professional advisors;

(e)     any person with whom such Creditor Party proposes to enter (or considers entering) into contractual relations in relation to the Loan and/or its Commitment or Contribution;

(f)     any other person regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation to the Loan, its Contribution or its Commitment, including without limitation, for purposes in connection with a securitization or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of such Creditor Parties’ rights and obligations; and

(g)     to the extent required by applicable law or by any subpoena or similar compulsory legal process;

provided that such Creditor Party has taken commercially reasonable efforts to ensure that any person to whom such Creditor Party passes any material non-public information in accordance with the terms of this Clause 27.13 undertakes to maintain the confidentiality of such material non-public information.

27.14     Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)     the date on which the Agent receives the notice; and

(b)     the date, if any, specified in the notice as the date on which the change will come into effect.

27.15     Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

27.16     Intentionally omitted.

27.17     Security over Lenders’ rights. In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from the Borrower or any other Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)     any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)     in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)     release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)     require any payments to be made by the Borrower or any other Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

28.     VARIATIONS AND WAIVERS

28.1     Variations, waivers etc. by Majority Lenders. Subject to Clause 28.2 and 28.5, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or Email, by the Borrower, by the Agent on behalf and with the written approval of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

28.2     Variations, waivers etc. requiring agreement of all Lenders. As regards the following, Clause 28.1 applies as if the words “by the Agent on behalf and with the written approval of the Majority Lenders” were replaced by the words “by or on behalf and with the written approval of every Lender”:

(a)     a reduction in the Margin;

(b)     a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement or the Note;

(c)     an increase in any Lender’s Commitment;

(d)     a change to the definition of “Approved Flag” or “Majority Lenders”;

(e)     a change to Clause 11.2(p)(i), Clause 14.2, Clause 17.4(b) or this Clause 28;

(f)     any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)     any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

28.3     Variations, waivers etc. relating to the Servicing Banks. An amendment or waiver that relates to the rights or obligations of the Agent or the Security Trustee under Clause 18.1(a)(i) or Clause 31 may not be effected without the consent of the Agent or the Security Trustee.

28.4     Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 28.1, 28.2, 28.3 or 28.5, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)     a provision of this Agreement or another Finance Document; or

(b)     an Event of Default; or

(c)     a breach by the Borrower or another Security Party of an obligation under a Finance Document or the general law; or

(d)     any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28.5     Variations, waivers etc. relating to Schedule 10.     Notwithstanding anything to the contrary in Clauses 28.1 or 28.2, no document shall be effective to vary, waive, suspend or limit any provision of Schedule 10 unless such document is signed, or specifically agreed to by fax or Email, by the Borrower, by the Agent on behalf and with the written approval of the Majority Lenders, if such document only extends the Time Limit set forth therein as of the date of this Agreement by not more than 30 days or, if longer, the Majority Lenders inclusive of both Oaktree Capital Management, L.P. (or its Affiliates) and GoldenTree Asset Management LP (or its Affiliates) (in each case, so long as such entity is a Lender).

29.     NOTICES

29.1     General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, electronic mail (“Email”) or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

29.2     Addresses for communications. A notice by letter, Email or fax shall be sent:

(a) to the Borrower:	c/o Eagle Shipping International (USA) LLC 300 First Stamford Place, 5th Floor Stamford, CT 06902

Attention: Adir Katzav
Facsimile: 203 276-8199 Email: akatzav@eagleships.com

(b) to a Guarantor:	c/o Eagle Shipping International (USA) LLC 300 First Stamford Place, 5th Floor Stamford, CT 06902

Attention: Adir Katzav Facsimile: 203 276-8199 Email: akatzav@eagleships.com

(c) to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(d) to the Agent and Security Trustee:	Wilmington Savings Fund Society, FSB 500 Delaware Avenue, 11th Floor Wilmington, DE 19801

Attention: Geoffrey Lewis Facsimile: 302 421-9137 Email: glewis@wsfsbank.com or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties. The Agent, at its election, may provide notices to the Lenders by posting on Intralinks or a similar data sharing platform.

29.3     Effective date of notices. Subject to Clauses 29.4 and 29.5:

(a)     a notice which is delivered personally or posted on Intralinks or a similar data sharing platform shall be deemed to be served, and shall take effect, at the time when it is delivered or posted;

(b)     a notice which is sent by Email shall be deemed to be served, and shall take effect, at the time when it is actually received in readable form; and

(c)     a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed.

29.4     Service outside business hours. However, if under Clause 29.3 a notice would be deemed to be served:

(a)     on a day which is not a business day in the place of receipt; or

(b)     on such a business day, but after 5:00 p.m. local time,

the notice shall (subject to Clause 29.5) be deemed to be served, and shall take effect, at 9:00 a.m. on the next day which is such a business day.

29.5     Illegible notices. Clauses 29.3 and 29.4 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

29.6     Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)     the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)     in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

Notwithstanding the foregoing, the provisions of this Clause 29.6 shall not apply to notices delivered to the Agent or to the Security Trustee, which the Agent shall be entitled to conclude is considered valid in all circumstances.

29.7     Electronic communication between the Agent and a Lender. Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by Email or other electronic means, if the Agent and the relevant Lender:

(a)     agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)     notify each other in writing of their Email address and/or any other information required to enable the sending and receipt of information by that means; and

(c)     notify each other of any change to their respective Email addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender will be effective only when (i) actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose and (ii) a copy of the electronic communication is also sent by fax.

29.8     English language. Any notice under or in connection with a Finance Document shall be in English.

29.9     Meaning of “notice”. In this Clause 29, “notice” includes any demand, consent, authorization, approval, instruction, waiver or other communication.

30.     SUPPLEMENTAL

30.1     Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)     cumulative;

(b)     may be exercised as often as appears expedient; and

(c)     shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2     Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3     Counterparts. A Finance Document may be executed in any number of counterparts.

30.4     Binding Effect. This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

31.     THE SERVICING BANKS

31.1     Appointment and Granting.

(a)     The Agent. Each of the Lenders irrevocably (subject to Clause 31.9) appoints and authorizes (with a right of revocation) the Agent to act as its agent hereunder and under any of the other Finance Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and of any of the other Finance Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Clause 31 are solely for the benefit of the Agent and the Lenders, and no Security Party shall have any rights as a third-party beneficiary of any of such provisions.

(b)     The Security Trustee.

(i)     Authorization of Security Trustee. Each of the Lenders and the Agent irrevocably appoints and authorizes the Security Trustee to hold any Security Interest created by the Finance Documents for and on behalf of or in trust for such Lender for purposes of acquiring, holding and enforcing any and all Security Interests on the Collateral granted by any Security Party to secure any Secured Liabilities together with such powers and discretion as are reasonably incidental thereto. Notwithstanding anything to the contrary in any of the Finance Documents, the Security Trustee has no legal or beneficial ownership in any of the Collateral.

(ii)     Each Lender hereby authorizes the Security Trustee to execute any and all documents in respect of the Collateral and the rights of the Security Trustee and the Lenders with respect thereto, as contemplated and in accordance with the provisions of this Agreement and the other Finance Documents.

31.2     Scope of Duties. Neither the Agent nor the Security Trustee (which terms as used in this sentence and in Clause 31.6 hereof shall include reference to their respective affiliates and their own respective and their respective Affiliates’ officers, directors, employees, agents and attorneys-in-fact) (the “Related Parties”):

(a)     shall have any duties or responsibilities except those expressly set forth in this Agreement and in any of the Finance Documents, and shall not by reason of this Agreement or any of the Finance Documents be a trustee for a Lender;

(b)     shall be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the Finance Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any of the other Finance Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Finance Documents or any other document referred to or provided for herein or therein or for any failure by a Security Party or any other person to perform any of its obligations hereunder or thereunder or for the location, condition or value of any property covered by any Security Interest under any of the Finance Documents or for the creation, perfection or priority of any such Security Interest;

(c)     shall be required to initiate or conduct any litigation or collection proceedings hereunder or under any of the Finance Documents unless expressly instructed to do so in writing by the Majority Lenders; or

(d)     shall be responsible for any action taken or omitted to be taken by it hereunder or under any of the Finance Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct, as determined by a court of appropriate jurisdiction in a final non-appealable judgment. Each of the Security Trustee and the Agent may employ agents and attorneys-in-fact and neither the Security Trustee nor the Agent shall be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The exculpatory provisions of this Clause 31 shall apply to any such agents and attorneys-in-fact. Each of the Security Trustee and the Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent.

Without limiting the generality of the foregoing, the Agent and the Security Trustee (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Event of Default or Event of Default has occurred and is continuing, (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, and (iii) except as expressly set forth hereunder and under the other Finance Documents, shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Security Party that is communicated to or obtained by the Servicing Banks or any of their Affiliates in any capacity. It is understood and agreed that the use of the terms “agent”, “bailee” or “trustee” herein or in any other Finance Documents (or any other similar term) with reference to the Agent or the Security Trustee is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and the Agent and the Security Trustee shall not have by reason of this Agreement or any other Finance Document a fiduciary relationship in respect of any Lender. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Anything in the Finance Documents to the contrary notwithstanding, the Agent and the Security Trustee shall not have any powers, duties or responsibilities under this Agreement or any of the other Finance Documents, except, in its capacity, as applicable, as the Agent and the Security Trustee. Anything in the Finance Documents to the contrary notwithstanding, the Agent shall not have any liability arising from confirmations of the amount of the outstanding Loan or any component thereof.

31.3     Reliance. Each of the Security Trustee and the Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telefacsimile, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Security Trustee or the Agent, as the case may be. As to any matters not expressly provided for by this Agreement or any of the other Finance Documents, each of the Security Trustee and the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Agent may deem and treat any person listed on the Register as a Lender for all purposes hereof unless and until a Transfer Certificate permitted pursuant to Clause 27 shall have been signed by the Agent, to its satisfaction.

31.4     Knowledge. Neither the Security Trustee nor the Agent shall be deemed to have knowledge or notice of the occurrence of a Potential Event of Default or Event of Default, unless each of the Security Trustee and the Agent has received notice from a Lender or the Borrower specifying such Potential Event of Default or Event of Default and stating that such notice is a “Notice of Default”. Neither the Security Trustee nor the Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Finance Document, (ii) the contents of any certificate, report or other document delivered hereunder or in any other Finance Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth hereunder or in any other Finance Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Finance Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Clause 9 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it or as to those conditions precedent specifically required to be to its satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of any Security Party, or (vii) any failure by any Security Party, Lender or any other person (other than itself) to perform any of its obligations hereunder or under any other Finance Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. The duties of the Agent and the Security Party shall be mechanical and administrative in nature. If the Agent receives a notice of the occurrence of such Potential Event of Default or Event of Default, the Agent shall give prompt written notice thereof to the Security Trustee and the Lenders (and shall give each Lender prompt notice of each such non-payment). Subject to Clause 31.8 hereof, the Security Trustee and the Agent shall take such action with respect to such Potential Event of Default or Event of Default or other event as shall be directed in writing by the Majority Lenders.

The Agent and the Security Trustee shall have no obligation whatsoever to the Lenders or to any other person or entity to assure that the Collateral exists or is owned by any Security Party or is cared for, protected or insured or that the liens granted to the Security Trustee herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Security Trustee hereunder or under any of the Finance Documents.

31.5     Intentionally Omitted.

31.6     Indemnification of Security Trustee and Agent. The Lenders severally agree, ratably in accordance with the aggregate principal amount of each Lender’s Contribution in the Loan, to hold harmless and indemnify each of the Agent and the Security Trustee and each of their Related Parties (to the extent not reimbursed under other provisions of this Agreement, but without limiting the obligations of the Borrower under said other provisions) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Security Trustee or the Agent in any way relating to or arising out of this Agreement or any of the other Finance Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrower is to pay hereunder, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of their respective agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, except that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified, as determined by a court of appropriate jurisdiction in a final non-appealable judgment. In the case of any investigation, litigation or proceeding giving rise to any indemnified liabilities under this Clause 31.6, this Clause 31.6 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other person or entity.

31.7     Reliance on Security Trustee or Agent. Each Lender agrees that it has, independently and without reliance on the Security Trustee, the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Security Trustee, the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the Finance Documents. None of the Security Trustee or the Agent shall be required to keep itself informed as to the performance or observance by the Security Parties of this Agreement or any of the Finance Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any of the Security Parties. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Security Trustee or the Agent hereunder, neither the Security Trustee nor the Agent shall have any duty or responsibility to provide a Lender with any credit or other information concerning the affairs, financial condition or business of any Security Party or any subsidiaries or affiliates thereof which may come into the possession of the Security Trustee, the Agent or any of their respective affiliates.

31.8     Actions by Security Trustee and Agent. Except for action expressly required of the Security Trustee or the Agent hereunder and under the other Finance Documents, each of the Security Trustee and the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive (i) written direction from the Majority Lenders (or such other number or percentage of the Lenders as the Agent or Security Trustee shall believe in good faith to be necessary hereunder or under the Finance Documents, as applicable, specifying the action to be taken and (ii) further assurances to its satisfaction from the Lenders of their indemnification obligations under Clause 31.6 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The written direction as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. In no event, however, shall the Agent or the Security Trustee be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or the Security Trustee to personal liability or which is contrary to this Agreement, any Finance Documents or applicable law. The Agent and the Security Trustee shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as the Agent or the Security Trustee shall believe in good faith to be necessary hereunder or under the Finance Documents), and otherwise the Agent and the Security Trustee shall not be liable for any action taken or not taken by it hereunder or under any other Finance Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith including its own ordinary negligence, except for its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Notwithstanding anything herein to the contrary in any of the Finance Documents, no Lender shall have any right of action whatsoever against the Agent or the Security Trustee as a result of the Agent or the Security Trustee acting or refraining from acting hereunder or under any Finance Document in accordance with the instructions of the Majority Lenders (or such other number or percentage of the Lenders as the Agent shall believe in good faith to be necessary hereunder or under the Transaction Documents).

31.9     Resignation and Removal. Subject to the appointment and acceptance of a successor Security Trustee or Agent (as the case may be) as provided below, each of the Security Trustee and the Agent may resign at any time by giving notice thereof to the Lenders, and the Borrower, and the Security Trustee or the Agent may be removed at any time with or without cause by the Majority Lenders by giving notice thereof to the Agent, the Security Trustee, the Lenders and the Borrower. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Security Trustee or Agent, as the case may be. If no successor Security Trustee or Agent, as the case may be, shall have been so appointed by the Lenders or, if appointed, shall not have accepted such appointment within 30 days after the retiring Security Trustee’s or Agent’s, as the case may be, giving of notice of resignation or the Majority Lenders’ removal of the retiring Security Trustee or Agent, as the case may be, then the removal or resignation of the retiring Security Trustee or Agent, as the case may be, shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Security Trustee or the Agent, as the case may be, until such time, if any, as the Majority Lenders appoint a successor Security Trustee or Agent as provided under this Clause 31.9. Upon the acceptance of any appointment as Security Trustee or Agent hereunder by a successor Security Trustee or Agent, such successor Security Trustee or Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Security Trustee or Agent, as the case may be, and the retiring Security Trustee or Agent shall be discharged from its duties and obligations hereunder. After any retiring Security Trustee or Agent’s resignation or removal hereunder as Security Trustee or Agent, as the case may be, the provisions of this Clause 31 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Security Trustee or the Agent, as the case may be.

31.10     Release of Collateral. Without the prior written consent of the Majority Lenders, neither the Security Trustee nor the Agent will consent to any modification, supplement or waiver under any of the Finance Documents nor without the prior written consent of all of the Lenders release any Collateral or otherwise terminate any Security Interest under the Finance Documents, except that no such consent is required, and each of the Security Trustee and the Agent is authorized, to release any Security Interest covering property if the Secured Liabilities have been paid and performed in full or which is the subject of a disposition of property permitted hereunder or to which the Lenders have consented.

31.11     Delivery of Information. Neither the Agent nor the Security Trustee shall be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent or the Security Trustee from any Security Party or other Creditor Party in connection with this Agreement or any other Finance Document except (i) as specifically provided in this Agreement or any other Finance Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent or the Security Trustee at the time of receipt of such request and then only in accordance with such specific request.

32.     PARALLEL DEBT

32.1     In this Clause:

Corresponding Debt means any amount which a Security Party owes to a Creditor Party under or in connection with the Secured Liabilities.

Parallel Debt means any amount which a Security Party owes to the Security Trustee under this Clause.

32.2     Each Security Party irrevocably and unconditionally undertakes to pay to the Security Trustee amounts equal to, and in the currency or currencies of, its Corresponding Debt.

32.3     The Parallel Debt of each Security Party:

(a)     shall become due and payable at the same time as its Corresponding Debt;

(b)     is independent and separate from, and without prejudice to, its Corresponding Debt.

32.4     For purposes of this Clause, the Security Trustee:

(a)     is the independent and separate creditor of each Parallel Debt;

(b)     acts in its own name and not as agent, representative or trustee of the Creditor Parties and its claims in respect of each Parallel Debt and any security granted to secure such Parallel Debt shall not be held on trust; and

(c)     shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

32.5     The Parallel Debt of the Borrower or a Guarantor shall be (a) decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged and (b) increased to the extent that its Corresponding Debt has increased, and the Corresponding Debt of the Borrower or a Guarantor shall be (x) decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged and (y) increased to the extent its Parallel Debt has increased, in each case proved that the Parallel Debt of the Borrower or a Guarantor shall never exceed its Corresponding Debt.

32.6     All amounts received or recovered by the Security Trustee in connection with this Clause, to the extent permitted by applicable law, shall be applied in accordance with Clause 18 (Applicable of Receipts).

For the avoidance of doubt, this Clause 32 shall have no effect on the protections, rights, indemnities, exculpations and privileges granted to the Security Trustee under Clause 31 hereunder.

33.     LAW AND JURISDICTION

33.1     Governing law. THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS (EXCEPT AS OTHERWISE PROVIDED IN A FINANCE DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT-OF-LAWS PRINCIPLES.

33.2     Consent to Jurisdiction.

(a)     Each of the Borrower and the Guarantors hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Finance Documents to which such Security Party is a party or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)     Nothing in this Clause 33.2 shall affect the right of a Creditor Party to bring any action or proceeding against a Security Party or its property in the courts of any other jurisdictions where such action or proceeding may be heard.

(c)     Each of the Borrower and the Guarantors hereby irrevocably and unconditionally waives to the fullest extent it may legally and effectively do so:

(i)     any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Finance Document to which it is a party in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and

(ii)     any immunity from suit, the jurisdiction of any court in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Finance Document or from any legal process with respect to itself or its property (including without limitation attachment prior to judgment, attachment in aid of execution of judgment, set-off, execution of a judgment or any other legal process), and to the extent that in any such jurisdiction there may be attributed to such person such an immunity (whether or not claimed), such person hereby irrevocably agrees not to claim such immunity.

(d)     Each of the Borrower and the Guarantors also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to its address specified in Clause 29.2. Each of the Borrower and the Guarantors also agrees that service of process may be made on it by any other method of service provided for under the applicable laws in effect in the State of New York.

33.3     Creditor Party rights unaffected. Nothing in this Clause 33 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

33.4     Meaning of “proceedings”. In this Clause 33, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

34.     WAIVER OF JURY TRIAL

34.1     WAIVER. EACH OF THE BORROWER, THE GUARANTORS AND THE CREDITOR PARTIES MUTUALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

35.     PATRIOT ACT notice

35.1     PATRIOT Act Notice. Each of the Agent and the Lenders hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the Patriot Act and the policies and practices of the Agent and each Lender, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies each Security Party, which information includes the name and address of each Security Party and such other information that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the PATRIOT Act.

36.     BAIL-IN ACKNOWLEDGMENT

36.1     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Finance Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Finance Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Finance Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

37.     RANKING OF LIENS AND COLLATERAL SHARING; INTERCREDITOR AGREEMENT

37.1     Ranking of Liens and Collateral Sharing; Intercreditor Agreement. EACH CREDITOR PARTY HEREBY ACKNOWLEDGES AND AGREES THAT THE THEIR RESPECTIVE LIEN PRIORITIES, THE DISTRIBUTION OF PROCEEDS OF COLLATERAL, THE EXERCISE OF REMEDIES UNDER THE FINANCE DOCUMENTS, AMENDMENTS AND WAIVERS TO THE FINANCE DOCUMENTS AND OTHER MATTERS RELATED TO THE COLLATERAL ARE SUBJECT TO AND GOVERNED BY THE INTERCREDITOR AGREEMENT. Each Creditor Party, by delivering its signature page hereto and funding its Loan or executing a Transfer Certificate (as the case may be) shall be deemed to have (i) acknowledged receipt of, consented to and approved and agrees to be bound by the Intercreditor Agreement, and (ii) authorized and directed the Security Trustee to execute the Intercreditor Agreement and perform its obligations thereunder.

SCHEDULE 10

POST-CLOSING REQUIREMENTS

	Document / Task	Time Limit
1.	The Borrower shall deliver to Agent and to each master of a Ship an executed Notice of Mortgage duly executed by the owner of each Ship.	On or before April 8, 2016
2.

The Borrower shall deliver to the Creditor Parties a customary favorable opinion of LSR Consulting Limited as to matters with respect to each Ship’s maritime insurance policies in form, scope and substance reasonably satisfactory to the Creditor Parties.

On or before April 29, 2016
3.

The Borrower shall deliver to the Agent documentary evidence that each relevant Ship is insured in accordance with the provisions of Clause 13 of the Loan Agreement and all requirements therein in respect of insurances have been complied with, including (i) a letter of undertaking from P&I Clubs and (ii) a letter of undertaking from JLT Specialty USA.

On or before April 29, 2016
4.	The Borrower shall deliver an instruction letter to all Classification Societies relating to the Ships pursuant to Clause 14.4.	On or before April 29, 2016
5.

Parent shall issue 19.9% of Parent’s Equity Interests currently outstanding to the Persons set forth on Schedule 2 in accordance with the amounts set forth on such schedule. To the extent Parent files a Form 25 with the Commission to delist its shares of common stock from The Nasdaq Global Select Market before the Time Limit set forth in the column immediately to the right, such Time Limit shall be on or before April 29, 2016. In such case, the definition of Stockholder Approval set forth in this Agreement shall be automatically amended to eliminate the approval of the issuance of shares of common stock by Parent in excess of 19.9% of the shares of common stock currently outstanding.

On or before April 22, 2016
6.	Parent shall file a proxy solicitation or information statement in order to obtain the Stockholder Approval.	On or before May 9, 2016
7.	Parent shall have obtained the Stockholder Approval and shall have issued Parent’s Equity Interests to the Persons set forth on Schedule 2 in accordance with the amounts set forth on such schedule.	On or before August 1, 2016
8.

Parent shall have entered into or amended, as applicable, a customary registration rights agreement with Oaktree Capital Management, L.P. and GoldenTree Asset Management LP (or their respective Affiliates), in form and substance satisfactory to Oaktree Capital Management, L.P. and GoldenTree Asset Management LP (or their respective Affiliates) with respect to Parent’s Equity Interests to be issued in connection herewith.

On or before April 29, 2016
9.	Borrower shall provide evidence that Parent has delivered to NASDAQ such notice as is required for Parent to issue 19.9% of outstanding shares in accordance with paragraph 5 of this Schedule 10.	On or before March 31, 2016
10.

Borrower shall deliver a limited recourse pledge of the membership interests of the Borrower in favor of the Security Trustee, for the benefit of the Lenders, securing the Secured Liabilities, duly executed by the Parent and in form and substance reasonably satisfactory to the Agent, the Majority Lenders and the Parent.

On or before April 29, 2016